                                                                   Exhibit 10/36

                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                               LIGHTBRIDGE, INC.,

                                    AS SELLER

                      VESTA CONSUMER CREDIT SERVICES, INC.,

                                    AS BUYER

                                       AND

                                VESTA CORPORATION

                          DATED AS OF FEBRUARY 20, 2007

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                                    CONTENTS

1.  Definitions...........................................................     1

2.  Purchase and Sale of Assets...........................................     7
    2.1   Purchase and Sale...............................................     7
    2.2   Excluded Assets.................................................     9
    2.3   Assumption of Liabilities.......................................    10
    2.4   Excluded Liabilities............................................    11
    2.5   Instruments of Sale and Transfer................................    12

3.  Purchase Price........................................................    13
    3.1   Purchase Price..................................................    13
    3.2   Allocation of Purchase Price....................................    13
    3.3   Price for Restrictive Covenants.................................    13
    3.4   Withholding.....................................................    13

4.  Closing...............................................................    13
    4.1   Closing Date....................................................    13
    4.2   Closing Payments and Deliveries.................................    14

5.  Representations and Warranties of Seller..............................    14
    5.1   Organization, Valid Existence, etc..............................    14
    5.2   Corporate Authority.............................................    14
    5.3   No Conflict.....................................................    15
    5.4   Consents and Approvals..........................................    15
    5.5   Financial Information...........................................    15
    5.6   Absence of Certain Changes or Events............................    16
    5.7   Taxes...........................................................    16
    5.8   Property; Assets................................................    18
    5.9   Equipment.......................................................    18
    5.10  Environmental and Safety Matters................................    19
    5.11  Contracts.......................................................    20
    5.12  Claims and Legal Proceedings....................................    21
    5.13  Employees; Labor Matters........................................    21

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
    5.14  Intellectual Property...........................................    22
    5.15  Inventory.......................................................    28
    5.16  Permits.........................................................    28
    5.17  Warranties......................................................    28
    5.18  Compliance With Law.............................................    28
    5.19  Insurance.......................................................    29
    5.20  Employee Plans..................................................    29
    5.21  Brokerage.......................................................    30
    5.22  Absence of Questionable Payments................................    30
    5.23  Customers and Suppliers.........................................    30
    5.24  Controls........................................................    31
    5.25  Full Disclosure.................................................    31

6.  Representations and Warranties of Buyer...............................    31
    6.1   Organization, Valid Existence, etc..............................    31
    6.2   Transaction Documents...........................................    31
    6.3   No Conflict.....................................................    32
    6.4   Claims and Local Proceedings....................................    32
    6.5   Brokerage.......................................................    32

7.  Certain Covenants.....................................................    32
    7.1   Access..........................................................    32
    7.2   Assignment of Contracts.........................................    34
    7.3   Conduct of Business Prior to Closing............................    34
    7.4   Employees.......................................................    36
    7.5   Covenants to Satisfy Conditions.................................    37
    7.6   Pre-Closing Accounts Receivable.................................    37

8.  Conditions Precedent to Obligations of Buyer..........................    37
    8.1   No Injunction or Litigation.....................................    37
    8.2   Representations, Warranties and Covenants.......................    37
    8.3   No Material Adverse Effect......................................    38
    8.4   Consents and Approvals..........................................    38
    8.5   Taxes...........................................................    38

    8.6   Delivery of Documents and Business Software.....................    39
    8.7   Satisfaction of Conditions......................................    40

9.  Conditions Precedent to Obligations of Seller.........................    40
    9.1   No Injunction or Litigation.....................................    40
    9.2   Representations, Warranties and Covenants.......................    40
    9.3   Delivery of Documents...........................................    40
    9.4   Satisfaction of Conditions......................................    41
    9.5   Consents and Approvals..........................................    41

10. Certain Post-Closing Covenants........................................    41
    10.1  Further Assurances..............................................    41
    10.2  Books and Records...............................................    42
    10.3  Services Requests and Product Orders............................    42
    10.4  Warranty Claims.................................................    42
    10.5  Post-Closing Cooperation........................................    42
    10.6  Payment of Business Excluded Liabilities........................    42
    10.7  Customer Payments...............................................    42
    10.8  Data Management.................................................    43
    10.9  Confidentiality Obligations of Buyer following the Closing......    43

11. Taxes and Costs; Apportionments.......................................    43
    11.1  Transfer Taxes..................................................    43
    11.2  Transaction Costs...............................................    43
    11.3  Apportionments..................................................    44
    11.4  Employment Taxes................................................    44

12. Covenants Not to Compete..............................................    44
    12.1  Covenants.......................................................    44
    12.2  Minor Investments...............................................    45
    12.3  Remedies........................................................    45

13. Survival and Indemnification..........................................    45
    13.1  Survival........................................................    45
    13.2  Indemnification by Seller.......................................    46
    13.3  Indemnification by Buyer........................................    46

    13.4  Threshold and Time Limitations..................................    47
    13.5  Procedure.......................................................    47
    13.6  Exclusive Remedy................................................    49
    13.7  Specific Performance............................................    49

14. Termination...........................................................    49
    14.1  Termination.....................................................    49
    14.2  Effect of Termination...........................................    50

15. Miscellaneous.........................................................    50
    15.1  Confidentiality Obligations of Seller Following the Closing.....    50
    15.2  Public Announcements............................................    51
    15.3  Severability....................................................    51
    15.4  Modification and Waiver.........................................    51
    15.5  Notices.........................................................    51
    15.6  Assignment......................................................    53
    15.7  Captions........................................................    53
    15.8  Entire Agreement................................................    53
    15.9  No Third-Party Rights...........................................    53
    15.10 Counterparts....................................................    53
    15.11 Governing Law; Jurisdiction and Venue...........................    54

                             SCHEDULES AND EXHIBITS

Schedule A        Business Software
Schedule B        Other Encumbrances
Schedule C        Products
Schedule 7.4      Offeree Employees

Exhibit  2.5(a)   Bill of Sale and Assignment
Exhibit  2.5(b)   Assumption Agreement
Exhibit  8.6(c)   Lease Assignment and Assumption
Exhibit  8.6(d)   Assignment of Trademarks
Exhibit  8.6(e)   Assignment of Patents
Exhibit  8.6(i)   Transition Services Agreement

Disclosure Memorandum

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "AGREEMENT") is made as of February 20, 2007, by and among Lightbridge, Inc., a Delaware corporation ("SELLER"), Vesta Consumer Credit Services, Inc. ("BUYER") and Vesta Corporation.

                                    RECITALS

     A. Seller desires and intends to sell certain of its assets used in or related to the Business (as defined below) to Buyer, at the price and on the terms and conditions herein set forth.

     B. Buyer desires and intends to purchase such assets and to assume certain of the operating liabilities relating to the Business, at the price and on the terms and conditions herein set forth.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereby agree as follows:

1.   DEFINITIONS

     As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

     "AFFILIATE": means with respect to any entity, any other Person or other entity which, directly or indirectly, controls or is controlled by or is under common control with such entity. "Control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "AFFILIATED GROUP": As defined in Section 5.7(a).

     "AGREEMENT": This Agreement and all Schedules and Exhibits hereto, including, without limitation, the Disclosure Memorandum.

     "ASSETS": As defined in Section 2.1.

     "ASSUMED LIABILITIES": As defined in Section 2.3.

     "ASSUMPTION AGREEMENT": As defined in Section 2.5.

     "BILL OF SALE": As defined in Section 2.5.


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

     "BUSINESS": The business, operations and activities of Seller relating to its Telecom Decisioning Services business as conducted on the Closing Date.

     "BUSINESS DAY": Any day that is not a Saturday, a Sunday or any other day on which banks generally are required or authorized to be closed in Portland, Oregon.

     "BUSINESS SOFTWARE": Seller's proprietary software (in source code and object code format) used in the Business, which software is identified on SCHEDULE A.

     "CLAIM": Any claim, demand, cause of action, suit, proceeding, arbitration, hearing or investigation.

     "CLOSING": The consummation of the purchase and sale of the Assets under this Agreement.

     "CLOSING DATE": The date upon which the Closing becomes effective.

     "CODE": The Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

     "CONTRACT": Any contract, agreement, lease, license, grant of immunity from suit, commitment, arrangement, purchase or sale order, or undertaking, whether written or oral.

     "DISCLOSURE MEMORANDUM": That certain Disclosure Memorandum dated as of the date hereof and delivered by Seller to Buyer on the date hereof in connection with this Agreement.

     "EMPLOYEE BENEFIT PLAN": Any employee benefit plan, program, policy, practice, contract, agreement, fund or other arrangement (including any "employee benefit plan," as defined in Section 3(3) of ERISA) or any employment, consulting or personal services contract, whether written or oral or funded or unfunded, (a) sponsored, maintained or contributed to by Seller or to which Seller is a party, (b) covering or benefiting any current or former officer, employee, agent, director or independent contractor of Seller (or any dependent or beneficiary of any such individual), or (c) with respect to which Seller has (or could have) any obligation or liability, in each case that relates to the Business.

     "ENCUMBRANCE": Any security interest, mortgage, lien, charge, option, easement, license, adverse claim or restriction of any kind, including, without limitation, any restriction on the use, transfer, voting, receipt of income or other exercise of any attributes of ownership. For avoidance of doubt, the term "restriction on the use" or any similar expression does not mean or refer to intellectual property rights of another the violation of which constitutes or could give rise to a claim of infringement.

     "ENVIRONMENT": The air, ground (surface and subsurface) or water (surface and groundwater), or the workplace.

     "ENVIRONMENTAL AND SAFETY LAW": Any federal, state, local or other Law pertaining to public or worker health, welfare or safety or the Environment (including, without limitation, those Laws regulating the disposal, removal, production, storing, refining, handling, transferring, processing or transporting of Hazardous Materials), including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Federal Clean Air Act, 42 U.S.C.
Section 7401-7626; the Federal Water Pollution Control Act and Federal Clean Water Act of 1977, as amended, 33 U.S.C. Section 1251 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 135 et seq.; the Federal Environmental Pesticide Control Act, the Federal Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Federal Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; and any applicable Judgments issued by a court of competent jurisdiction in connection with any of the foregoing.

     "ERISA": The Employee Retirement Income Security Act of 1974, as amended, and all regulations and rulings promulgated thereunder, as in effect from time to time.

     "ERISA AFFILIATE": Any corporation, partnership, limited liability company, sole proprietorship, trade, business or other entity or organization that, together with the Company, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

     "EXCLUDED ASSETS": As defined in Section 2.2.

     "EXCLUDED CONTRACTS": As defined in Section 2.2.4.

     "EXCLUDED LIABILITIES": As defined in Section 2.4.

     "FACILITIES": All structures, improvements and fixtures located on the Leased Real Property.

     "GAAP": United States generally accepted accounting principles.

     "GOVERNMENTAL BODY": Any federal, state or other court or governmental body, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder, domestic or foreign.

     "HAZARDOUS MATERIALS": Any hazardous or toxic substances, materials and wastes, including, without limitation, those substances included in the definitions of "Hazardous Substances," "Hazardous Materials," "Toxic Substances," "Hazardous Waste," "Solid Waste," "Pollutant," or "Contaminant" in any Environmental and Safety Law or the Hazardous Material Transportation Act, 49 U.S.C. Section 1801 et seq., or in the regulations promulgated pursuant to those Laws; those substances listed in the United States Department of Transportation Table (49 C.F.R. Section 172.101 and any amendments thereto); such other substances, materials and wastes which are regulated or are classified as hazardous or toxic by any Governmental Body; and asbestos, polychlorinated biphenyls and oil and petroleum products or by-products.

     "INDEMNIFIED PARTY": As defined in Section 13.5.

     "INDEMNIFYING PARTY": As defined in Section 13.5.

     "INTELLECTUAL PROPERTY RIGHTS": All worldwide intellectual property rights of any kind or nature, including without limitation all domestic and foreign trade names, trademarks (including common-law trademarks), service marks, domain names, art work, packaging, plates, emblems, logos, insignia, works of authorship, and copyrights, and any related registrations and applications, and all goodwill associated therewith, all domestic and foreign patents and patent applications, all technology, know-how, show-how, trade secrets, processes, formulae, drawings, inventions, methods, designs, schematics, specifications, algorithms, systems, forms, technical and user manuals, data, databases and database rights, compilations, computer programs and software, object and source code, software and data licenses, firmware, applications, tools and toolsets, interfaces, product information and development work-in-progress and all documentary evidence of any of the foregoing, and versions, derivatives, enhancements and improvements of any of the foregoing, and all copies and tangible embodiments thereof (in whatever form or medium), together with all statutory, contractual and other claims, demands and rights for royalties, fees or other income from any of the foregoing, and all rights to sue for infringement or violation of any of the foregoing, and all proceeds thereof.

     "JUDGMENT": Any judgment, order, award, writ, injunction, ruling or decree of any Governmental Body or arbitrator.

     "KNOWLEDGE": With reference to (a) Seller, the actual knowledge of the directors and executive officers of Seller and Thomas Tivnan, Chris LeBlanc and Kate Cosentino, after due inquiry with respect to the particular item or topic; and (b) Buyer, the actual knowledge of the directors and officers of Buyer, after due inquiry with respect to the particular item or topic.

     "LAW" shall mean all applicable provisions of all constitutions, treaties, statutes, laws (including common laws), rules, regulations, ordinances, codes or orders of any Governmental Body.

     "LEASED REAL PROPERTY": The real property described in Section 2.1.6.

     "LOSS": Any loss, damage, Judgment, debt, liability, obligation, fine, penalty, cost or expense (including, without limitation, any legal and accounting fees or expenses).

     "MATERIAL ADVERSE EFFECT": With respect to any event or circumstance (either individually or in the aggregate with all other such events and circumstances), an effect caused thereby or resulting therefrom that would be materially adverse as to, or in respect of:

     (a) the Assets, or the Assumed Liabilities, in each case taken as a whole;

     (b) the business, operations, profits, assets, liabilities, or condition (financial or other) of the Business;

     (c) the ability of Seller to perform its obligations under this Agreement or any Transaction Document; or

     (d) the validity or enforceability of this Agreement or any Transaction Document.

The expiration or termination of any customer contract or reduction in goods or services obtained by a customer from Seller shall not be deemed a Material Adverse Effect.

     "OFFEREE EMPLOYEES": As defined in Section 7.4.

     "PERMIT": Any permit, license, approval, certification, endorsement or qualification of any Governmental Body or any other Person (including, without limitation, any customer).

     "PERMITTED ENCUMBRANCES": (a) inchoate workmen's, repairmen's or other similar Encumbrances arising or incurred in the ordinary course of business consistent with past practices in respect of obligations which are not overdue and that constitute Assumed Liabilities; (b) recorded easements; (c) building codes, zoning ordinances, planning restrictions and other Laws or determinations of any Governmental Body heretofore, now or hereafter enacted, made or issued by any such authority affecting the property; and (d) any other Encumbrances set forth on SCHEDULE B to this Agreement.

     "PERSON": an individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated organization or a government agency or subdivision thereof.

     "PERSONAL PROPERTY": As defined in Section 5.8.

     "PRODUCTS": Any and all products or services relating to the Business that Seller now licenses, provides or sells or is developing, including, without limitation, those listed in SCHEDULE C hereto.

     "PURCHASE PRICE": As defined in Section 3.1.

     "REAL PROPERTY LEASE": The lease relating to the real property described in
SCHEDULE 2.1.6 of the Disclosure Memorandum.

     "REMEDIAL ACTION": Any investigation, site assessment, monitoring or other evaluation of conditions relating to the Environment at a site, or any clean-up, treatment, containment, removal, restoration, corrective action or remedial work involving any Hazardous Materials.

     "RESTRICTED ACTIVITIES": As defined in Section 12.1.

     "SELLER IP RIGHTS": As defined in Section 2.1.1.

     "SELLER-LICENSED IP RIGHTS": As defined in Section 2.1.1.

     "SELLER-OWNED IP RIGHTS": As defined in Section 2.1.1.

     "SELLER SOURCE CODE": As defined in Section 5.14(i).

     "TAX" or "TAXES": Any and all (i) taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, gross receipts, personal property, real property, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, severance, stamp, occupation, windfall profits, social security and unemployment or other taxes imposed by the United States or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments or the failure to comply with any requirement imposed with respect to any Tax Returns,
(ii) liability in respect of any items described in clause (i) payable by reason of being a member of an affiliated, combined, unitary, consolidated, fiscal unity or similar group for any period, and (iii) liability in respect of any items described in clause (i) or (ii) payable as a result of any express or implied obligation to indemnify any other Person with respect to such amount by reason of contract, assumption, transferee liability, operation of law or otherwise, including any liability for Taxes of a predecessor or transferor entity and (iv) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to any amounts described in
(i), (ii) or (iii).

     "TAX RETURNS": As defined in Section 5.7(a).

     "THIRD-PARTY CLAIM": As defined in Section 13.5.

     "THIRD PARTY PRODUCT TECHNOLOGY": As defined in Section 5.14(e).

     "THRESHOLD": As defined in Section 13.4.

     "TRANSACTION DOCUMENTS": The agreements, documents, instruments and certificates delivered at the Closing pursuant to Sections 8.2(c), 8.3, 8.6, 9.2(c) and 9.3.

     "TRANSFER": As defined in Section 2.1.


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

2.   PURCHASE AND SALE OF ASSETS

     2.1  PURCHASE AND SALE

     Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver (collectively, "TRANSFER"), or cause to be transferred, to Buyer, free and clear of all Encumbrances other than Permitted Encumbrances, and Buyer shall purchase and acquire, all of Seller's right, title and interest in and to all of the following assets and rights of Seller relating to the Business (whether tangible or intangible, real, personal or mixed, wherever located and whether or not reflected on the books and records of Seller), except for the Excluded Assets (collectively, the "ASSETS"):

          2.1.1 INTELLECTUAL PROPERTY

     All right, title and interest of Seller in, to and under those licenses, sublicenses or similar agreements described and set forth in Part II of SCHEDULE
2.1.1 to the Disclosure Memorandum providing Seller any right or concession to use any information, intellectual property or Intellectual Property Rights as of the Closing (the "SELLER-LICENSED IP RIGHTS"), and all information and intellectual property (whether or not protectible by patent, trademark, copyright or trade secret rights) and Intellectual Property Rights owned by Seller as of the Closing to the extent used primarily in the Business as of the Closing, including, without limitation, the Seller-owned IP described in Part I of SCHEDULE 2.1.1 to the Disclosure Memorandum (the "SELLER-OWNED IP RIGHTS" and, together with the Seller-Licensed IP Rights, collectively the "SELLER IP RIGHTS").

          2.1.2 EQUIPMENT

     All machinery, equipment, furniture, computer hardware, motor vehicles, tooling, improvements and other tangible personal property owned by Seller as of the Closing described in SCHEDULE 2.1.2 to the Disclosure Memorandum, and all rights to the warranties received from the manufacturers and distributors of all such personal property and fixtures and any related claims, credits, rights of recovery and setoffs with respect to such personal property and fixtures.

          2.1.3 PERSONAL PROPERTY LEASES

     All of Seller's right, title and interest in, to and under the leases and rental agreements in respect of equipment or other tangible personal property used in the operation of the Business as of the Closing described in SCHEDULE
2.1.3 to the Disclosure Memorandum.

          2.1.4 PERMITS

     All Permits relating to the Assets or Seller's operation of the Business as of the Closing, to the extent actually assignable or transferable, described and set forth in SCHEDULE 2.1.4 to the Disclosure Memorandum.


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

          2.1.5 CONTRACTS

     All of Seller's right, title and interest in, to and under all Contracts relating to the Assets or Seller's operation of the Business as of the Closing and described in SCHEDULE 2.1.5 to the Disclosure Memorandum.

          2.1.6 LEASED REAL PROPERTY

     All of Seller's rights under the Real Property Lease for the real property described in SCHEDULE 2.1.6 to the Disclosure Memorandum (the "LEASED REAL PROPERTY") and all of Seller's right, title and interest in and to the Facilities.

          2.1.7 BOOKS AND RECORDS

     All of Seller's books and records (including, without limitation, all discs, tapes and other media-storage data and information) relating to the Assets, the Assumed Liabilities or Seller's operation of the Business as of the Closing, provided that the Seller shall be expressly entitled to retain, in both written and electronic form, one copy of such books and records as may be necessary solely for the purposes of defending any legal claims made against it, preparing its financial statements and tax returns, and otherwise complying with law or Seller's contractual obligations (and Seller shall not use or cause such books and records to be used for any other purpose and shall not transfer any of such books and records to any third party, other than transfers to an offsite data storage facility, other than a purchaser of all or substantially all its assets that agrees to be bound by the foregoing terms).

          2.1.8 OTHER RECORDS, MANUALS AND DOCUMENTS

     All of Seller's mailing lists, customer lists, supplier lists, vendor data, marketing information and procedures, files (including, without limitation, sales and customer files), advertising and promotional materials, current product material, equipment maintenance records, warranty information, standard forms of documents, manuals (including, without limitation, manuals of operations or business procedures and other similar procedures), and all other information of Seller relating to the Assets, the Assumed Liabilities or Seller's operation of the Business as of the Closing.

          2.1.9 PRODUCTS

     All of Seller's rights in and to the Products, including, without limitation, the sole and exclusive right to make, use and sell the Products and derivatives based on the Products.

          2.1.10 DOMAIN NAMES

     All Seller's domain names set forth in Section A of SCHEDULE 2.1.10 of the Disclosure Memorandum and the related rights set forth in Section B of SCHEDULE
2.1.10 of the Disclosure Memorandum.


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

          2.1.11 TELEPHONE NUMBERS

     All telephone numbers used primarily in connection with the Business and listed on SCHEDULE 2.1.11 to the Disclosure Memorandum.

     2.2  EXCLUDED ASSETS

     Anything in Section 2.1 to the contrary notwithstanding, Seller and Buyer expressly understand and agree that Seller is not transferring to Buyer pursuant to this Agreement, any Transaction Document or otherwise, any assets not included in the Assets, including, without limitation, any of the following assets or rights of Seller (the "EXCLUDED ASSETS"):

          2.2.1 CASH AND CASH EQUIVALENTS AND CURRENT ASSETS

     All cash, cash equivalents, short term investments, accounts and accounts receivable of Seller as of the Closing, whether or not relating to the Business.

          2.2.2 TAX REFUNDS

     Any rights to refunds of Taxes paid with respect to the Business or the ownership, operation or use of the Assets, on or prior to the Closing.

          2.2.3 EMPLOYEE BENEFIT PLAN ASSETS

     Assets of Seller's Employee Benefit Plans relating to employees engaged in the Business or otherwise.

          2.2.4 CONTRACT RIGHTS

     All of Seller's right, title and interest in, to and under all Contracts described in SCHEDULE 2.2.4 to the Disclosure Memorandum (the "EXCLUDED CONTRACTS").

          2.2.5 REAL PROPERTY

     All real property owned by Seller and all rights of Seller under leases for real property other than the Leased Real Property, and all of Seller's right, title and interest in and to structures, improvements and fixtures located on such owned real property and such other leased real property.


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

          2.2.6 ENTERPRISE ASSETS AND OTHER EXCLUDED ASSETS

     All of Seller's right, title and interest in its Oracle Financial Systems, Hyperian, Great Plains and Lotus Notes databases and enterprise software systems, Seller's name and marks and the names and marks of Seller's subsidiaries, Seller's and Seller's subsidiaries' website and domain names (other than those listed on SCHEDULE 2.1.10 of the Disclosure Memorandum), all assets and rights of Seller used in Seller's businesses other than the Business and not primarily used in the Business, and those assets and rights of Seller used in the Business listed on SCHEDULE 2.2.6 of the Disclosure Memorandum.

     2.3  ASSUMPTION OF LIABILITIES

     Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of Closing, to assume, to the extent not paid, performed or discharged on or prior to the Closing, the following obligations and liabilities of Seller (the "ASSUMED LIABILITIES") to the extent related to the Business and not constituting Excluded Liabilities:

          2.3.1 CONTRACT RIGHTS; REAL PROPERTY LEASE

     All Seller's liabilities and obligations arising after the Closing under the Contracts and the Real Property Lease included in the Assets; provided, however, that Buyer shall not succeed to or assume, and Seller shall be responsible for, any liability or obligation arising out of any breach by Seller of any such Contract or Real Property Lease or any failure by Seller to discharge or perform any liability or obligation arising on or prior to the Closing under any such Contract or Real Property Lease;

          2.3.2 PERMITS

     All Seller's liabilities and obligations arising after the Closing under the Permits transferred to Buyer;

          2.3.3 INTELLECTUAL PROPERTY

     All Seller's liabilities and obligations, if any, arising after the Closing with respect to Seller's patents, trade names, trademarks, service marks, copyrights and Seller IP Rights included in the Assets; provided, however, that Buyer shall not succeed to or assume, and Seller shall be responsible for, any liability or obligation arising out of any infringement or alleged infringement relating to such items of Intellectual Property on or prior to the Closing; and

          2.3.4 PROFILE

     The liabilities and obligations arising after the Closing described in
SCHEDULE 2.3.4 of the Disclosure Memorandum and relating to the maintenance and operation of the Profile database.

     2.4  EXCLUDED LIABILITIES

     Buyer shall not assume any obligations or liabilities other than the Assumed Liabilities, which other obligations and liabilities shall remain obligations and liabilities of Seller and which include, without limitation, the following (all obligations or liabilities not assumed by Buyer are called the "EXCLUDED LIABILITIES"):

          2.4.1 TAXES

     Any and all liabilities of Seller for Taxes and liabilities for Taxes with respect to the Business, or the ownership, operation or use of the Assets, on or prior to the Closing.

          2.4.2 LITIGATION

     Any claim, Judgment, penalty, settlement agreement or other obligation to pay in respect of any Claim that is pending or, to the Knowledge of the Seller, threatened on or prior to the Closing, including, without limitation, those listed in SCHEDULE 5.12 to the Disclosure Memorandum.

          2.4.3 CLAIMS

     All claims, liabilities or other obligations that relate to injuries, actions, omissions, conditions or events that occurred or existed on or prior to the Closing, whether based on any act or omission of Seller, in connection with the ownership or use of the Assets or the Assumed Liabilities or the operation of the Business, including, without limitation, claims based on defective products or services or other claims relating to products made, installed, shipped or sold or services rendered by Seller, or missed delivery or installation dates, on or prior to the Closing, including, without limitation, any warranty claims.

          2.4.4 ENVIRONMENTAL LIABILITY

     All claims and liabilities arising out of or relating to (a) the treatment, storage or disposal on or prior to the Closing of Hazardous Materials by Seller or any other Person (including, without limitation, any previous owner, lessor or sublessor) on or at the Leased Real Property or any other real property previously owned, leased, subleased or used by Seller in the operation of the Business or otherwise; (b) releases of Hazardous Materials on, at or from any assets or properties (including, without limitation, the Leased Real Property) owned, leased, subleased or used by Seller in the operation of the Business or otherwise; (c) generation or transportation of Hazardous Materials by or on behalf of Seller in the operation of the Business or otherwise; and (d) releases of Hazardous Materials by any Person (including, without limitation, any previous owner, lessee or sublessee) on or from the Leased Real Property prior to Seller's ownership or use thereof; or (e) the violation by Seller of or the noncompliance by Seller with any applicable Environmental and Safety Laws.

          2.4.5 SEVERANCE COSTS

     All severance obligations and other costs of terminating employees wherever located resulting from any termination or cessation (or deemed termination or cessation) by the Seller of employment occurring on or prior to or in connection with the Closing (including, without limitation, any such termination or cessation occurring in connection with the transactions contemplated by this Agreement), from whatever source such obligations and costs arise, including, without limitation, contractual obligations, notices to employees, employment manuals, course of dealings, past practices, obligations arising under Law, or otherwise.

          2.4.6 EMPLOYEE EXPENSES

     All liabilities and obligations with respect to either the continuation or the termination by Seller of any Employee Benefit Plan for the benefit of Seller's employees engaged in the Business or otherwise, and all liabilities with respect to accrued payroll, workers compensation liability, vacation or sick time liability, fringe benefits and other employee benefits with respect to or that relate to periods of employment by Seller on or prior to the Closing, and all liabilities and obligations under retention agreements between Seller and any of its employees.

          2.4.7 OTHER CURRENT LIABILITIES

     All other current liabilities of Seller.

     2.5  INSTRUMENTS OF SALE AND TRANSFER

     On or prior to the Closing Date, Seller shall deliver to Buyer and Buyer shall deliver to Seller, as the case may be, such instruments of sale and assignment as shall, in the reasonable judgment of Buyer and Seller, be effective to vest in Buyer on the Closing Date all of Seller's right, title and interest in and to the Assets and to evidence the assumption of the Assumed Liabilities by Buyer, including, without limitation, a Bill of Sale and Assignment substantially in the form of EXHIBIT 2.5(A) (the "BILL OF SALE") and an Assumption Agreement substantially in the form of EXHIBIT 2.5(B) (the "ASSUMPTION AGREEMENT"). Seller shall take all reasonable additional steps as may be necessary to put Buyer in possession and operating control of the Assets at the Closing, and Buyer shall take all reasonable additional steps as may be necessary for it to assume the Assumed Liabilities at the Closing.

3.   PURCHASE PRICE

     3.1  PURCHASE PRICE

     Subject to Section 11.3, the aggregate purchase price for the Assets (the "PURCHASE PRICE") is $2,500,000. The Purchase Price is payable as provided in Sections 4.2(b).

     3.2 ALLOCATION OF PURCHASE PRICE

     The parties shall cooperate in determining, prior to February 28, 2007, the fair market values of the Assets as of the Closing Date and on the allocation of the Purchase Price, together with the Assumed Liabilities, for federal, state, local and other Tax purposes in accordance with Section 1060 of the Code. Each party agrees to report the federal, state, local and other Tax consequences of the transactions contemplated by this Agreement and the Transaction Documents in a manner consistent with such allocation and shall not take any position inconsistent therewith upon examination of any Tax return, in any refund claim, or in any litigation, investigation or otherwise. Any subsequent adjustments to the Purchase Price in accordance with the terms of Section 13 of this Agreement shall be reflected in such allocation in a manner consistent with Treasury Regulation Section 1.1060-1(e). Each party shall cooperate with the other party in the filing of Form 8594 with the U.S. Internal Revenue Service.

     3.3  PRICE FOR RESTRICTIVE COVENANTS

     Buyer and Seller agree that $100,000 of the Purchase Price shall be allocated to the covenants set forth in Section 12.

     3.4  WITHHOLDING

     Buyer shall be entitled to deduct and withhold from any amounts payable under this Agreement such amounts as may be required to be deducted or withheld therefrom under applicable Law. To the extent that any amounts are so deducted and withheld, those amounts shall be treated as having been paid to the Persons to whom such amounts would otherwise have been paid.

4.   CLOSING

     4.1  CLOSING DATE

     Subject to the terms and conditions of this Agreement, the Closing shall take place at the offices of Perkins Coie LLP, 1120 NW Couch St., Tenth Floor, Portland, at 10:00 a.m., local time, on February 20, 2007, or at such other location or time or on such other date as the parties may agree, and shall be effective as of 11:59 p.m. of the Closing Date.

     4.2  CLOSING PAYMENTS AND DELIVERIES

     (a)  At the Closing, Seller shall deliver or cause to be delivered to
          Buyer:

          (i) a receipt for the Purchase Price; and

          (ii) the certificates, opinion and other documents and items required to be delivered to Buyer pursuant to Section 8.

     (b)  At the Closing, Buyer shall deliver to Seller:

          (i) the Purchase Price, by wire transfer in immediately available funds to an account designated by Seller; and

          (ii) the certificates, opinion and other documents required to be delivered to Seller pursuant to Section 9.

5.   REPRESENTATIONS AND WARRANTIES OF SELLER

     To induce Buyer to enter into and perform this Agreement, Seller represents and warrants to Buyer (which representations and warranties shall survive the Closing as provided in Section 13) as follows in this Section 5, except as set forth in the Disclosure Memorandum, dated as of the date of this Agreement:

     5.1  ORGANIZATION, VALID EXISTENCE, ETC.

     Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own, operate and lease the Assets and to carry on the Business as now being conducted. Seller is duly qualified or has been duly licensed, and is authorized to do business and is in good standing in each state in the United States and in each other jurisdiction (each such state and jurisdiction is listed in SCHEDULE 5.1 to the Disclosure Memorandum) where it is required due to (a) the ownership or lease of real or personal property for use in the operation of the Business (other than the lease of real property other than the Leased Real Property), (b) the nature of the business conducted by Seller or (c) otherwise, except where the failure to be so qualified, licensed, authorized or in good standing could not reasonably be expected to have a Material Adverse Effect.

     5.2  CORPORATE AUTHORITY

     Seller has full corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the Transaction Documents to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. The stockholders of Seller are not required to approve this Agreement or the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, and the Transaction Documents to which Seller is a party, when executed and delivered by Seller, will constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except, in each such case, as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors' rights generally and by equitable principles.

     5.3  NO CONFLICT

     Except as set forth in SCHEDULE 5.3 of the Disclosure Memorandum, the execution, delivery and performance of this Agreement and the Transaction Documents by Seller and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with, or result in any breach of, any provision of Seller's certificate of incorporation or bylaws (or similar charter documents); or (b) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any Contract or Judgment to which Seller is a party or by which it is bound or which relates to the Assets, the Assumed Liabilities or the Business; or (c) result in the creation of any Encumbrance on any of the Assets; or (d) violate any applicable Law; or (e) violate or result in the suspension, revocation, modification, invalidity or limitation of any Permits relating to the Assets or the Business; or (f) give any party with rights under any Contract, Judgment or other restriction to which Seller is a party or by which it is bound or which relates to the Assets, the Assumed Liabilities or the Business, the right to terminate, modify or accelerate any rights, obligations or performance under such Contract, Judgment or restriction.

     5.4  CONSENTS AND APPROVALS

     Except as set forth in SCHEDULE 5.4 to the Disclosure Memorandum, (a) no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required for the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is or will be a party and for the consummation by Seller of the transactions contemplated hereby and thereby and (b) no consent, approval or authorization of any third party is required for the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is or will be a party and the consummation by Seller of the transactions contemplated hereby and thereby.

     5.5  FINANCIAL INFORMATION

     With respect to historical revenue and volume information included as Item 9.A.1 in Seller's electronic data room and relating to the Business, such historical revenue and volume information is true and correct in all material respects.

     5.6  ABSENCE OF CERTAIN CHANGES OR EVENTS

     Except as set forth in SCHEDULE 5.6 to the Disclosure Memorandum, since January 1, 2007, and through the Closing Date, Seller has conducted the Business in the ordinary course consistent with Seller's past practice, and has not, with respect to the Assets, the Assumed Liabilities or the Business and without the prior written consent of Buyer:

     (a) taken any action or entered into any transaction, Contract or commitment (other than this Agreement and matters related thereto) not in the ordinary course of business;

     (b) cancelled, compromised, waived or released any valuable right or claim not in the ordinary course of business;

     (c) disposed of any assets or made any capital expenditures, except in the ordinary course of business, or created or suffered to be created any Encumbrance on any assets;

     (d) granted any license or sublicense of any rights under or with respect to any Intellectual Property not in the ordinary course of business;

     (e) delayed or postponed payment of any material accounts payable or of other material liabilities, or accelerated the collection of a material accounts receivable, in each case outside the ordinary course of business;

     (f) changed the compensation, benefits or terms of employment provided to any of the Business' officers, employees or consultants, except for any changes required by Law;

     (g) entered into any transaction, Contract or commitment, suffered the occurrence of any event or events or experienced any change that, in the aggregate, has (i) interfered with the normal and usual operations of the Business or its prospects or (ii) resulted in a Material Adverse Effect or could reasonably be expected to result in a Material Adverse Effect;

     (h) modified or amended any Contract included in the Assets;

     (i) changed any method of accounting or accounting practice employed by Seller and affecting the Business, except for any change after the date hereof required by reason of a concurrent change in GAAP;

     (j) increased any customer discounts or changed its pricing terms; or

     (k) agreed or committed to do any of the things or take any of the actions described in this Section 5.6.

     5.7  TAXES

     (a) Seller, and any affiliated group within the meaning of Section 1504 of the Code (or comparable provision of state, local or foreign Law) ("AFFILIATED GROUP") of which

Seller is or has been a member (but only for the taxable period during which Seller has been a member thereof), (i) has filed or caused to be filed all federal, state, local and foreign Tax returns, notices, reports, statements or other information or documentation, including any schedule or attachment thereto, and any amendment thereof ("TAX RETURNS"), required to be filed by or with respect to it under applicable federal, state, local or foreign Law, and
(ii) has timely paid or caused to be paid in full all Taxes owed (whether or not shown or required to be shown on such Tax Returns). All such Tax Returns are (and were at the time they were filed) true, correct and complete in all material respects.

     (b) There are no liens for Taxes on any of the Assets other than liens for Taxes not yet due and payable. Seller has no liability for any Taxes with respect to the Business, or the ownership, operation or use of the Assets, except Taxes that, if not timely paid by Seller, could not result in (i) an Encumbrance on any of the Assets or (ii) the commencement of a Claim against Buyer.

     (c) All deficiencies asserted or assessments made by any Tax authority against Seller, and any Affiliated Group of which Seller is or has been a member (but only for the taxable period during which Seller has been a member thereof), have been fully paid, and there are no audits, investigations or examinations by any Tax authority with respect to Taxes relating to the Business or the assets in progress, pending or, to the Knowledge of Seller, threatened. Seller currently is not the beneficiary of any extension of time within which to file any Tax Return, and has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (d) In respect of the Business, no claim has ever been made by a Tax authority in any jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. Seller is not a party to any Tax allocation, sharing, indemnity or similar agreement. Seller (i) has not been a member of an Affiliated Group (other than the Affiliated Group of which Seller is the common parent), and (ii) has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), or as a transferee or successor, or by contract, or otherwise.

     (e) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, stockholder, independent contractor, creditor or other third party. None of the Assumed Liabilities is an obligation to make a payment that may not be deductible under
Section 280G of the Code.

     (f) Seller has made available to Buyer copies of all income and other material Tax Returns filed by Seller with respect to Taxes relating to the Business or the Assets, and all audit or examination reports, statements of deficiencies and closing or other agreements relating thereto, with respect to each of Seller's taxable years ended on or after December 31, 2003.

     5.8  PROPERTY; ASSETS

     (a) SCHEDULE 2.1.2 to the Disclosure Memorandum is a complete and accurate list of all personal property (the "PERSONAL PROPERTY") to be transferred by Seller to Buyer. Seller has furnished to Buyer true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses of any portion of the Leased Real Property and the Personal Property.

     (b) Except as set forth in SCHEDULE 5.8(B) to the Disclosure Memorandum, Seller has good and marketable title to all Personal Property owned by it, and valid leasehold interests in the Leased Real Property, free and clear of all Encumbrances except Permitted Encumbrances.

     (c) Except as set forth in SCHEDULE 5.8(C) to the Disclosure Memorandum, to Seller's Knowledge, there are no applicable adverse zoning, building or land use codes or rules, ordinances, regulations or other restrictions relating to zoning or land use that currently or may prospectively prevent, or cause the imposition of material fines or penalties as the result of, the use of all or any material portion of the Leased Real Property for the conduct thereon of the Business as presently conducted.

     (d) The Assets to be transferred to Buyer pursuant to this Agreement and the Transaction Documents include all the assets and rights used by Seller, and sufficient to permit Buyer, to operate the Assets and the Business in substantially the same manner as currently operated by Seller, other than (i) for leased real property other than the Leased Real Property, (ii) the assets and rights of the Seller listed on SCHEDULES 2.2.4 AND 2.2.6 of the Disclosure Memorandum, and (iii) hardware and "off-the-shelf" software maintenance and support services as provided in the Transition Services Agreement.

     (e) Each lease of any portion of the Leased Real Property to which Seller is a party is, to Seller's Knowledge, valid, subsisting and in full force and effect, and Seller has performed in all material respects the obligations imposed on it thereunder, and neither Seller nor, to the Knowledge of Seller, any other party thereto is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder by Seller or, to the Knowledge of Seller, any other party thereto. Seller has not received notice, and Seller has no Knowledge, that any party to any such lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder.

     (f) Seller has no Knowledge of any material physical defect in the Leased Real Property or the Facilities.

     5.9  EQUIPMENT

     The machinery, equipment, furniture and other physical assets included in the Assets are in good operating condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Business as currently conducted. Except as set forth on
SCHEDULE 5.14(O), since January 1, 2006 there has not been any significant interruption in the conduct of the Business due to the malfunctioning of any such Assets.

     5.10 ENVIRONMENTAL AND SAFETY MATTERS

     (a) Seller has conducted the Business and owned and operated the Assets, and is using and operating the Assets and the Facilities and conducting the Business, in compliance with all Environmental and Safety Laws.

     (b) Seller has not received notice from any Governmental Body alleging that it, the Business, the Assets or the Facilities are not in compliance with Environmental and Safety Laws.

     (c) To Seller's Knowledge, there is no Claim by any Person alleging potential liability of Seller (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence or release into the Environment of any Hazardous Materials at the Facilities or any other premises currently or previously owned, operated or leased by Seller in connection with the Business, that is pending or, to the Knowledge of the Seller, threatened against Seller, any Assets or any such premises.

     (d) To Seller's Knowledge, it has not used, treated, stored, disposed of, or released any Hazardous Materials in violation of any Environmental and Safety Laws on or from any premises currently or previously owned, leased or operated by it in connection with the Business.

     (e) Seller is not currently undertaking any remedial or response action relating to any disposal, release or threatened release of Hazardous Materials, whether or not required by Environmental and Safety Laws.

     (f) Seller does not own, lease or operate any underground storage tanks, below ground-level liquids collection or storage sumps, or any treatment, storage or disposal facilities under the Resource Conservation and Recovery Act, as amended, or any solid waste disposal facility, in each case in connection with the Business.

     (g) To Seller's Knowledge, on the Leased Real Property there are no polychlorinated biphenyls in a form or condition prohibited by Environmental and Safety Laws or any asbestos in a friable or otherwise unencapsulated form that represents a health hazard.

     (h) Seller has made available to Buyer all records and files (including any assessments, reports, studies, audits, analyses, tests and monitoring) in the possession of or available to Seller pertaining to the existence of Hazardous Materials at the premises currently leased or operated by it in connection with the Business or concerning compliance with or liability under any Environmental and Safety Laws relating to any of such premises.

     5.11 CONTRACTS

     SCHEDULE 2.1.5 to the Disclosure Memorandum is an accurate and complete list of the Contracts included in the Assets in effect as of the date hereof, including, without limitation:

     (a) all Contracts for the purchase or sale by Seller, in connection with the Business, of services or Products, supplies, machinery, equipment, or other tangible or intangible property, in each case involving the payment or receipt by Seller of $10,000 or more in the case of any single Contract, or providing for performance, regardless of dollar amount, over a period of one year or more;

     (b) all sales, agency or distributorship Contracts or franchises, and all reseller Contracts for the sale, distribution or resale of the Products;

     (c) all Contracts providing for the services of consultants or independent contractors, including, without limitation, Contracts relating to research, design, development, advertising or promotion;

     (d) all Contracts relating to patents, trade names, trademarks, service marks, copyrights, or applications for any of the foregoing, or software development, inventions, formulas, processes, technology, know-how, trade secrets, technical information or other intellectual property rights, including, without limitation, the Intellectual Property;

     (e) all Contracts relating to real property or any interest therein or to personal property located at the Facilities; and

     (f) all other Contracts relating to the Assets, the Assumed or the Business that involve the payment or receipt by Seller of $10,000 or more in the case of any single Contract, or providing for performance, regardless of dollar amount, over a period of one year or more.

     Except as set forth on SCHEDULE 5.11 of the Disclosure Memorandum, all such Contracts are valid and in full force and effect and are enforceable against Seller and Seller has no Knowledge of any reasonable basis on which such Contracts would not be enforceable against the other parties thereto, in accordance with their respective terms, except, in each such case, as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors' rights generally and by equitable principles. Seller has performed in all material respects the obligations required to be performed by it under all such Contracts, and no material breach or default by Seller of any provision thereof, nor any condition or event that, with notice or lapse of time or both, would constitute such a breach or default, has occurred. Further, to Seller's Knowledge, no material breach or default by any other party to any such Contract of any provision thereof, nor any condition or event that, with notice or lapse of time or both, would constitute such a breach or default, has occurred. Except as set forth on SCHEDULE 5.6 of the Disclosure Memorandum, Seller has not received any notice of any modification, termination or cancellation of any such Contract and knows of no intent to effect the same or any reasonable basis therefor. Except as set forth in SCHEDULE 5.4 to the Disclosure Memorandum, no consent, approval or authorization of any third party is required for the assignment of any such Contract to Buyer. Seller has no reason to believe that any obligations that remain to be performed by Seller under any such Contract cannot be fulfilled. To Seller's Knowledge, no such Contract, together with all other such Contracts, will likely result in a Material Adverse Effect, and there is no material dispute with any party under any such Contract.

     Except for the oral agreement described in SCHEDULE 2.1.5 to the Disclosure Memorandum and except for Employee Confidentiality and Non-Competition Agreements with respect to former TDS employees, Seller has delivered to Buyer or made available in the Seller's electronic data room, true, correct and complete copies of each Contract included in the Assets.

     5.12 CLAIMS AND LEGAL PROCEEDINGS

     Except as specifically set forth in SCHEDULE 5.12 to the Disclosure Memorandum, there are no Claims pending or, to Seller's Knowledge, threatened against Seller with respect to the Assets, the Assumed Liabilities or the Business, before or by any Governmental Body or nongovernmental department, commission, board, bureau, agency or instrumentality or any other Person. Seller has no Knowledge of any valid basis for any such Claim. There are no outstanding or unsatisfied Judgments to which Seller is a party or by which it or any of its properties is bound, that involve the transactions contemplated herein or that affect the Business, the Assets or the Assumed Liabilities.

     5.13 EMPLOYEES; LABOR MATTERS

     (a) SCHEDULE 5.13 to the Disclosure Memorandum lists all employees of Seller engaged in the Business as of the date hereof (the "TDS EMPLOYEES"), and sets forth their title, starting date with Seller and compensation levels. To Seller's Knowledge, no officer or key employee of Seller engaged in the Business as of the date hereof intends to terminate his or her involvement with the Business.

     (b) There are no disputes, material employee grievances or material disciplinary actions pending or, to Seller's Knowledge, threatened between Seller and any of the TDS Employees. Seller has complied in all material respects with all provisions of applicable Laws relating to the employment of the TDS Employees (including, without limitation, all applicable federal, state, local and foreign Laws regarding employment, wages, hours, equal opportunity, collective bargaining, payment of Social Security and other taxes and occupational safety and health standards) and has no material liability for any arrears of wages or Taxes or penalties for failure to comply with any such Laws and has not received any complaints from any Governmental Body alleging violations thereof. Seller has not experienced, nor does Seller know of any basis for, any strike, labor troubles or strife, work stoppages, slow downs, or other similar interference with or impairment of the Business. Seller has not experienced, nor does it know of any union or collective bargaining organization efforts or negotiations, or requests for negotiations, for any representation or any labor contract relating to any of its employees engaged in the Business.

     (c) Except as specifically set forth in SCHEDULE 5.13 to the Disclosure Memorandum, the employment of all TDS Employees is terminable at will without any penalty or severance obligation of any kind on the part of Seller or any successor thereto. All sums due for employee compensation and benefits and all vacation time owing to any TDS Employee have been duly and adequately accrued on the accounting records of Seller. All TDS Employees are either United States citizens or resident aliens specifically authorized to engage in employment in the United States in accordance with all applicable Laws.

     (d) Except as specifically set forth in SCHEDULE 5.13 to the Disclosure Memorandum, with respect to the Business Seller is not a party to any:

          (i) management, employment or other contract providing for the employment or rendition of executive services;

          (ii) bonus, incentive, deferred compensation, severance pay, pension, profit-sharing, retirement, stock purchase, stock option, employee benefit or similar plan, agreement or arrangement, other than those plans agreements, arrangements and benefits generally offered to Seller's full-time employees;

          (iii) collective bargaining agreement or other agreement with any labor union or other employee organization (and no such agreement is currently being requested by, or is under discussion by management with, any group of employees or others); or

          (iv) other employment contract or other compensation agreement or arrangement, oral and written, affecting or relating to TDS Employees.

     All such contracts and other agreements and arrangements set forth in
SCHEDULE 5.13 to the Disclosure Memorandum are valid, in full force and effect, Seller has performed all material obligations imposed on it thereunder, and there are, under any of such contracts, agreements or arrangements, no defaults or events of default by Seller or, to its Knowledge, any other party thereto.

     5.14 INTELLECTUAL PROPERTY

     (a) Seller (i) owns and has independently developed the Seller-Owned IP Rights; and (ii) has the valid right or license to exercise all Intellectual Property Rights in the Seller-Licensed IP Rights that have been exercised by the Business as at the Closing Date, including all Intellectual Property Rights used in connection with the development, licensing, use, and sale of the Products and provision of services relating to the Business by or for Seller, and the use or application of the Products by customers in accordance with the promotions or recommendations of Seller. Except as set forth on SCHEDULE 5.14(A) of the Disclosure Memorandum and except for those services to be provided pursuant to the Transition Services Agreement, the Seller IP Rights are sufficient for the conduct of the Business as it is conducted as of the Closing.

     (b) Except as set forth on SCHEDULE 5.14(B), neither the execution, delivery and performance of this Agreement or the Transaction Documents, nor the consummation of the transactions contemplated by this Agreement or the Transaction Documents shall: (i) constitute a breach of or default under any instrument, license or other agreement governing Seller IP Rights; (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Seller IP Right; or (iii) impair the right of the Buyer, as successor-in-interest to Seller, to use, possess, sell or license any Seller-Owned IP Right or portion thereof, or exercise any Seller-Licensed IP Right to the extent such rights were exercised by Seller prior to the Closing Date. Except to the extent disclosed in SCHEDULE 5.14(B) of the Disclosure Memorandum, there are no royalties, honoraria, fees or other payments payable by the Seller to any third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product, and ordinary course payments due to any governmental authorities in order to maintain any registrations of Intellectual Property Rights) as a result of the ownership, use, possession, license-in, sale, marketing, advertising or disposition of any Seller IP Rights by the Seller to the extent necessary for the conduct of the Business or the use, sale, licensing or distribution of the Products, and none shall become payable by Seller, or by Buyer as successor-in-interest to Seller, as a result of the consummation of the transactions contemplated by this Agreement. After the Closing, all Seller-Owned IP Rights will be fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any third party. Except as set forth on SCHEDULE 5.14(B) of the Disclosure Memorandum, the Seller IP Rights may be transferred to Buyer hereunder without the consent or approval of any other Person or Governmental Body.

     (c) SCHEDULE C of the Disclosure Memorandum sets forth a list of each of the Products currently produced, manufactured, marketed, licensed, sold, furnished or distributed by the Seller in connection with the Business and each product and service currently under development by the Seller in connection with the Business. Except to the extent related to Seller not having obtained consents to assignment for certain licenses as set forth on SCHEDULE 5.14(E), neither the operation of the Business, nor the use, development, manufacture, marketing, license, sale or furnishing of any of the Products (or any component or portion thereof), nor the use or application of the Products by customers in accordance with the promotions or recommendations of Seller (i) violates or will violate any license or other Contract between Seller and any third party, or
(ii) infringes or misappropriates or will infringe or misappropriate any Intellectual Property right of any other party. There is no pending or, to the Knowledge of the Seller, threatened claim or litigation made or brought against Seller contesting the validity, ownership or right of the Seller to exercise any Seller IP Right, nor to the Knowledge of Seller is there any legitimate basis for any such claim, nor has

Seller received any notice asserting that any Seller IP Right or the proposed use, sale, license or disposition thereof conflicts with or infringes or shall conflict with or infringe the rights of any other Person, nor is there any legitimate basis for any such assertion. The Seller has not received any notice from any third party with regard to any Seller IP Right offering a license under any third party patents. Except for restrictions contained in any Contracts identified in Part II of SCHEDULE 2.1.1 of the Disclosure Memorandum, none of the Seller IP Rights or the Products is subject to any proceeding or outstanding order, Contract or stipulation (i) restricting in any manner the use, distribution, transfer or licensing by the Seller of the Seller IP Rights or the Products, or which may affect the validity, use or enforceability of any such Seller IP Rights or Products, or (ii) restricting the conduct of the Business in order to accommodate Intellectual Property rights of a third party.

     (d) Except as set forth in SCHEDULE 5.14(D) of the Disclosure Memorandum, no current or former employee, consultant or independent contractor of Seller:
(i) is, to the Knowledge of Seller, in violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other agreement with any other Person by virtue of such employee's, consultant's or independent contractor's being employed by, or performing services for, Seller in connection with the Business or in connection with the development of any of the Products or using trade secrets or proprietary information of others without permission in the Business or in connection with the development of any of the Products; or (ii) to the Knowledge of Seller, has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for Seller in connection with the Business or in connection with the development of any of the Products that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

     (e) Seller has taken reasonable steps under the circumstances to protect, preserve and maintain the secrecy and confidentiality of the Seller IP Rights and to preserve and maintain all Seller's trade secrets in the Seller IP Rights. Except as set forth in SCHEDULE 5.14(E) of the Disclosure Memorandum, all current officers, employees, consultants and independent contractors of the Seller having access to trade secrets or confidential or proprietary information of the Seller relating to the Business or the Products or its customers or business partners with regard to the Business or the Products have executed and delivered to the Seller an agreement regarding the protection of such trade secrets or confidential or proprietary information (in the case of trade secrets or confidential or proprietary information of the Seller's customers and business partners, to the extent required by such customers and business partners); and copies of all such agreements have been delivered to Buyer's legal counsel. Seller, to Seller's Knowledge, is not aware that any such employee, independent contractor, consultant or officer is in violation of any such agreement. Except as set forth in SCHEDULE 5.14(E) of the Disclosure Memorandum, Seller has secured valid written assignments from all of the Seller's current consultants, independent contractors, employees and officers who were involved in, or who contributed to, the creation or development of any

Seller-Owned IP Rights, of the rights to such contributions that may be owned by such Persons or that Seller would not already own by operation of Law. No current or former employee, officer, director, consultant or independent contractor of the Seller has any right, license, claim or interest whatsoever in or with respect to any Seller-Owned IP Rights. To the extent that any technology, software or Intellectual Property developed or otherwise owned by a third party is incorporated into, integrated or bundled with any of the Products ("THIRD PARTY PRODUCT TECHNOLOGY"), Seller has a written license from or agreement with such third party with respect thereto pursuant to which the Seller, unless otherwise described in SCHEDULE 5.14(E) of the Disclosure Memorandum, either (i) is the exclusive owner thereof, or (ii) has obtained, licenses (sufficient for the conduct of the Business and the sale, licensing or distribution of the Products) to, all such third party's Intellectual Property in such Third Party Product Technology by operation of Law or by valid contract.
SCHEDULE 5.14(E) of the Disclosure Memorandum sets forth a list and description of all Third Party Product Technology.

     (f) SCHEDULE 2.1.1 of the Disclosure Memorandum contains a true and complete list of (i) all registrations made by or on behalf of Seller of any patents, copyrights, mask works, trademarks and service marks with any Governmental Body, (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to applicable law by Seller to secure, perfect or protect its interest in the Seller-Owned IP Rights, including all patent applications, copyright applications, mask work applications and applications for registration of trademarks and service marks, and where applicable the jurisdiction in which each of the items of the Seller-Owned IP Rights has been applied for, filed, issued or registered. All registered patents, trademarks, service marks, copyrights and mask work rights on SCHEDULE 2.1.1 are, to the Knowledge of Seller, valid, enforceable and subsisting, and the Seller is the record owner thereof. The Seller is the exclusive owner of all trademarks and trade names listed on SCHEDULE 2.1.1 of the Disclosure Memorandum. Other than any copyrighted works included in Seller-Licensed IP Rights, the Seller owns exclusively, and has good title to, all copyrighted works that are included or incorporated into Products. SCHEDULE
2.1.11 of the Disclosure Memorandum contains a true and complete list of the Internet domain names or Internet or World Wide Web URLs or addresses necessary to the operation of the Business, and such Internet domain names or Internet or World Wide Web URLs or addresses are valid, enforceable and subsisting, and Seller is the record owner thereof. SCHEDULE 5.14(F) of the Disclosure Memorandum sets forth all inter partes proceedings or actions before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere else in the world) related to any of the Seller-Owned IP Rights.

     (g) Seller owns all right, title and interest in and to all Seller-Owned IP Rights free and clear of all Encumbrances (other than licenses and rights listed in SCHEDULE 5.14(H)-1 of the Disclosure Memorandum and Permitted Encumbrances). The right, license and interest of the Seller in and to all Seller-Licensed IP Rights are free and clear of all Encumbrances (other than Permitted Encumbrances and Encumbrances set forth in the terms and conditions of the Contracts under which Seller-Licensed IP Rights are licensed to the

Seller, all of which Contracts are listed in SCHEDULE 5.14(H)-2 of the Disclosure Memorandum, and complete and correct copies of such agreements have been provided to counsel to Buyer).

     (h) SCHEDULE 5.14(H)-1 of the Disclosure Memorandum contains a true and complete list of all licenses, sublicenses and other Contracts in effect on the date hereof to which the Seller is a party and pursuant to which any Person is authorized to use any Seller-Owned IP Rights. SCHEDULE 5.14(H)-2 of the Disclosure Memorandum contains a true and complete list of all licenses, sublicenses and other Contracts in effect on the date hereof to which the Seller is a party and pursuant to which the Seller is authorized to use any Seller-Licensed IP Rights (other than licenses of software generally available to the public at a per copy license fee of less than $2,500 per copy). None of the licenses or other Contracts listed in SCHEDULE 5.14(H)-1 of the Disclosure Memorandum grants any third party exclusive rights to or under any Seller-Owned IP Rights or grants any third party the right to sublicense any of such Seller-Owned IP Rights. The Seller has not made confidential Intellectual Property relating to the Business public, except for the publication of applications or registrations relating to such Intellectual Property as required by applicable law.

     (i) Except as disclosed in SCHEDULE 5.14(I) of the Disclosure Memorandum, neither the Seller nor any other Person acting on its behalf has disclosed or delivered to any other Person, or permitted the disclosure or delivery to any other Person of, any Seller Source Code (as defined below). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by the Seller or any Person acting on its behalf to any other Party of any Seller Source Code. SCHEDULE 5.14(I) of the Disclosure Memorandum identifies each Contract (whether written or oral) pursuant to which the Seller has deposited, or is or may be required to deposit, with an escrow agent or other party, any Seller Source Code and further describes whether the execution of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, in and of itself, would reasonably be expected to result in the release from escrow of any Seller Source Code. As used in this Section 5.14(i), "SELLER SOURCE CODE" means, collectively, any human readable software source code that constitutes Seller-Owned IP Rights. Seller has not authorized any other Person to prepare any versions of Seller's Products for commercial use.

     (j) As at the Closing Date there is no unauthorized use, disclosure, infringement or misappropriation of any Seller-Owned IP Rights by any third party, including any employee or former employee of the Seller.

     (k) All software developed by Seller and licensed by the Seller to customers and all Products provided by or through the Seller to customers on or prior to the Closing Date conform in all material respects to applicable contractual commitments, express and implied warranties (to the extent not expressly disclaimed in Contracts with such customers) and to any representations provided to customers, except to the extent that Seller's liability for breach of applicable contractual commitments, express and implied warranties and representations would not exceed $50,000 in the aggregate. Seller has made available to Buyer all documentation and notes relating to the testing of the Products and plans and specifications for products currently under development by Seller in connection with the Business. The Seller has a policy and procedure for tracking bugs, errors and defects of which it becomes aware in any of the Products and maintains a database covering the foregoing. For all software used by Seller in providing Products, or in developing or making available any of the Products, Seller has implemented any and all security patches or upgrades that are generally available for that software and that would be material to the sale, licensing or distribution of any Products.

     (l) No government funding, facilities of a university, college, or other educational institution or research center was used in the development of the Products. No current or former employee, consultant or independent contractor of Seller who was involved in, or who contributed to, the creation or development of any Seller-Owned IP Rights has performed services for the government, for a university, college or other educational institution or for a research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Seller in connection with the Business.

     (m) Except as set forth in SCHEDULE 5.14(M) of the Disclosure Memorandum, and notwithstanding any disclosure regarding Public Software in SCHEDULE 5.14(E) of the Disclosure Memorandum, no software covered by any Seller-Owned IP Right has been distributed in whole or in part or used with, or is being used in conjunction with any Public Software in a manner which would require that such software be disclosed or distributed in source code form or made available at no charge. As used in this Section 5.14(m), "PUBLIC SOFTWARE" means any software that (i) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or (ii) requires as a condition of its use, modification or distribution that it be disclosed or distributed in source code form or made available at no charge. Public Software includes, without limitation, software licensed under the GNU's General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, and the Apache License.

     (n) Except as disclosed in SCHEDULE 5.14(N) of the Disclosure Memorandum, as of the Closing, Seller has not received any notice of any pending action or opposition with respect to any Seller-Owned IP Rights that is the subject of an application, certificate, filing registration or other document issued, filed with or recorded by any Governmental Body or any non-governmental registrar or administrative entity, anywhere in the world (such Seller-Owned IP Rights being "REGISTERED IP RIGHTS"). SCHEDULE 5.14(N) of the Disclosure Memorandum contains a complete and accurate list of all actions that must be taken within 90 days after the Closing Date relating to the payment of any Taxes, fees or other amounts, or the filing of any documents necessary or appropriate to maintain any Registered IP Rights with the appropriate official office or registry (e.g., patent or trademark office or the appropriate Governmental Body or non-governmental registrar).

     (o) SCHEDULE 5.14(O) of the Disclosure Memorandum contains a complete and accurate list of all downtime experienced by the Business since January 1, 2006 as a result of any software included in the Seller-Owned IP Rights (including, without limitation, due to malfunctions or "bugs" of or in such software). As used in this Section, "downtime" means any (x) occurrence scheduled by Seller and lasting over 2 hours or (y) unscheduled occurrence in which the operation of the software or the performance of its functions is impaired.

     5.15 INVENTORY

     Seller has no inventory related to the Business.

     5.16 PERMITS

     All Permits that are required for the ownership or operation of the Assets or the Facilities or the conduct of the Business have been obtained by Seller, are in full force and effect and are listed in SCHEDULE 2.1.4 to the Disclosure Memorandum. Seller is and has been in compliance in all material respects with all such Permits, and Seller has not received any notice of any alleged violation (whether past or present and whether remedied or not) of, nor any threat of the suspension, revocation, modification, invalidity or limitation of, any such Permit, nor does Seller have any Knowledge of any basis for any claim of any such violation or any such threat.

     5.17 WARRANTIES

     SCHEDULE 5.17 to the Disclosure Memorandum sets forth Seller's warranties currently made with respect to the services rendered and Products provided by the Business. Except as set forth in SCHEDULE 5.17 to the Disclosure Memorandum, Seller has not made any warranties in connection with the Business. Since January 1, 2006, there have been no warranty Claims made or threatened against Seller that relate to the Business or its services or Products and that exceed $10,000 individually or $50,000 in the aggregate.

     5.18 COMPLIANCE WITH LAW

     Except as set forth on SCHEDULE 5.18 of the Disclosure Memorandum, Seller is and has been in compliance in all material respects with all Laws (including, without limitation, all Environmental and Safety Laws) and all Judgments applicable to the ownership or operation of the Assets or the Facilities, or the conduct of the Business. Except as set forth on SCHEDULE 5.18, Seller has not received any notice of any alleged violation (whether past or present and whether remedied or not), and Seller has no Knowledge of any basis for any claim of any such violation, of any such Law or Judgment. To Seller's Knowledge, there is no Law or any Judgment that materially and adversely affects, or could reasonably be expected to materially and adversely affect, the ownership or operation of the Assets or the Facilities or the conduct of the Business.

     5.19 INSURANCE

     Seller has, with respect to the Business, maintained adequate insurance protection against all liabilities, Claims and risks against which it is customary for corporations engaged in the same or a similar business similarly situated to insure. SCHEDULE 5.19 to the Disclosure Memorandum lists each policy of insurance in force as of the date of this Agreement that Seller maintains with respect to the Business.

     5.20 EMPLOYEE PLANS

          (a) Neither Seller nor any ERISA Affiliate sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to (or been obligated to sponsor maintain or contribute to), any (i) "multiemployer plan," as defined in Sections 3(37) or 4001(a)(3) of ERISA, (ii) multiple employer plan, within the meaning of Section 4063 or 4064 of ERISA or Section 413 of the Code, (iii) employee pension plan that is subject to Section 412 of the Code,
Section 302 of ERISA or Title IV of ERISA, or (iv) "voluntary employees beneficiary association," as defined in Section 501(c)(9) of the Code.

          (b) Each Employee Benefit Plan was properly and legally established and at all time since inception has been maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable Laws, including, without limitation, ERISA and the Code. Seller, each ERISA Affiliate and each other Person (including, without limitation, each fiduciary) has, at all times and in all material respects, properly performed all of its, his or her duties and obligations (whether arising by operation of Law or by contract) under or with respect to each Employee Benefit Plan, including, without limitation, all reporting, disclosure and notification obligations. Seller has not incurred, and there exists no condition or set of circumstances in connection with which Seller or the Buyer could incur, directly or indirectly, any material liability or expense under ERISA, the Code or any other applicable Law, or pursuant to any indemnification or similar agreement, with respect to any Employee Benefit Plan.

          (c) Each Employee Benefit Plan that is intended to be qualified under
Section 401(a) of the Code is so qualified and its related trust and/or group annuity contract is exempt from taxation under Section 501(a) of the Code. Nothing has occurred, or is reasonably expected by Seller or any ERISA Affiliate to occur, that could adversely affect the qualification or exemption of any such Employee Benefit Plan or its related trust or group annuity contract.

          (d) Each "group health plan," as defined in Section 607(1) or 733(a)(1) of ERISA or Section 5000(b)(1) of the Code, sponsored, maintained, provided, administered or contributed to by Seller or any ERISA Affiliate is, and at all times since inception has been, maintained, administered and operated in compliance with all applicable requirements of

Parts 6 and 7 of Subtitle B of Title I of ERISA, Section 4980B(f), 9801, 9802 and 9803 of the Code and all other applicable laws, statutes, orders, rules and regulations relating to the provision or continuation of health insurance coverage or other welfare benefits (within the meaning of Section 3(1) of ERISA). Seller, each ERISA Affiliate and each other Person has, at all times and in all material respects, properly performed all of his, her or its duties and obligations (whether arising by operation of law or by contract) under or with respect to each such group health plan, including, without limitation, any notification obligations imposed under Parts 6 or 7 of Subtitle B of Title I of ERISA or Section 4980B(f) or 9801(e) of the Code.

          (e) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of Seller, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor, to the Knowledge of Seller, is there a basis for any such action, suit or claim. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by any Governmental Body, and, to the Knowledge of Seller, no such action is contemplated or under consideration by any Governmental Body.

     5.21 BROKERAGE

     Seller has not retained any broker or finder in connection with the transactions contemplated by this Agreement or the Transaction Documents. Any brokerage or finder's fee due to any broker or finder in violation of the foregoing representation shall be paid by Seller.

     5.22 ABSENCE OF QUESTIONABLE PAYMENTS

     Neither Seller nor, to Seller's Knowledge, any director, officer, agent, employee or other Person acting on behalf of Seller has used any of Seller's funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to any government official or other Person. Neither Seller nor, to Seller's Knowledge, any director, officer, agent, employee or other person acting on behalf of Seller has accepted or received any improper or unlawful contributions, payments, gifts or expenditures in connection with the operation of the Business.

     5.23 CUSTOMERS AND SUPPLIERS

     Except as set forth on SCHEDULE 5.23 of the Disclosure Memorandum, Seller has not received any notice that any material customer or supplier of Seller relating to the Business intends to terminate or adversely modify its relationship with Seller. Except as set forth on SCHEDULE 5.23 to the Disclosure Memorandum, no customer or supplier of the Business has, since January 1, 2007, decreased or limited materially, or to the Knowledge of Seller, threatened to decrease or limit materially, its purchase of Seller's services or Products, or its supply of materials or services to Seller, as the case may be.

     5.24 CONTROLS

     Seller maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide reasonable assurance that, with respect to the Business, (a) transactions are executed with management's authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Seller and to maintain accountability for the assets relating to the Business; and (c) access to such assets is permitted only in accordance with management's authorization.

     5.25 FULL DISCLOSURE

     Neither the statements made in this Agreement or the other Transaction Documents, taken as a whole, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein and therein not misleading. There is no fact to Seller's Knowledge that Seller has not disclosed to Buyer in writing that has had or could reasonably be expected to have a Material Adverse Effect.

6.   REPRESENTATIONS AND WARRANTIES OF BUYER

     To induce Seller to enter into this Agreement, Buyer and Vesta Corporation jointly and severally represent and warrant to Seller (which representations and warranties shall survive the Closing as provided in Section 13) all as follows in this Section 6:

     6.1  ORGANIZATION, VALID EXISTENCE, ETC.

     Buyer and Vesta Corporation are each corporations duly organized and validly existing under the laws of the State of Oregon. Buyer and Vesta Corporation have all requisite power and authority to own or lease and operate their assets and to carry on their business as it is now conducted.

     6.2  TRANSACTION DOCUMENTS

     Buyer and Vesta Corporation have full corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which they are a party and perform their obligations hereunder and thereunder. The execution and delivery by Buyer and Vesta Corporation of this Agreement and the Transaction Documents to which they are a party, the performance by Buyer and Vesta Corporation of their obligations hereunder and thereunder and the consummation by Buyer and Vesta Corporation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding obligation of Buyer and Vesta Corporation, enforceable against Buyer and Vesta Corporation in accordance with its terms, and the Transaction Documents to which Buyer and Vesta Corporation are a party, when executed and delivered by Buyer and Vesta Corporation, will constitute valid and binding obligations of Buyer and Vesta Corporaiton, enforceable against Buyer and Vesta Corporation in accordance with their terms.

     6.3  NO CONFLICT

     Neither the execution and delivery by Buyer or Vesta Corporation of this Agreement or the Transaction Documents to which Buyer or Vesta Corporation is a party, the performance by Buyer and Vesta Corporation of their obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby will (a) violate, conflict with or result in any breach of any provision of Buyer's or Vesta Corporation's articles of incorporation or bylaws; or (b) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any Contract or Judgment to which Buyer of Vesta Corporation is party or by which they are bound; or (c) violate any applicable Law.

     6.4  CLAIMS AND LOCAL PROCEEDINGS

     There are no Claims pending or, to the Knowledge of Buyer or Vesta Corporation, threatened against Buyer or Vesta Corporation or affecting the transactions contemplated herein, before or by any Governmental Body or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person, and there are no outstanding or unsatisfied Judgments or stipulations to which Buyer or Vesta Corporation is a party or that involve the transactions contemplated herein.

     6.5  BROKERAGE

     Neither Buyer nor Vesta Corporation has retained any broker or finder in connection with the transactions contemplated by this Agreement or the other Transaction Documents. Any brokerage or finder's fee due to any broker or finder in violation of the foregoing representation shall be paid by Buyer or Vesta Corporation.

7.   CERTAIN COVENANTS

     7.1  ACCESS

     (a) Prior to the Closing Date, Seller shall (i) give Buyer and its accounting, legal, business, environmental, engineering, intellectual property and other authorized representatives and advisors full access, during normal business hours, to all facilities and properties of Seller relating to the Assets, the Assumed Liabilities and the Business, (ii) furnish Buyer and its authorized representatives and advisors with all documents and information relating to the Assets, the Assumed Liabilities and the Business as may be reasonably requested by Buyer and its authorized representatives and advisors,
(iii) permit Buyer and its authorized representatives and advisors to review all books, records and Contracts relating to the Assets, the Assumed Liabilities and the Business as may be reasonably requested by Buyer and its authorized representatives and advisors, and make copies thereof, (iv) make available Seller's employees and advisors, including those responsible for the management of the Business, and cause Seller's employees and advisors to furnish Buyer and its authorized representatives and advisors with data and other information with respect to the Assets, the Assumed Liabilities and the Business as may be reasonably requested by Buyer and its authorized representatives and advisors, and discuss with Buyer and its authorized representatives and advisors the affairs of the Business, (v) facilitate Buyer or its authorized representatives and advisors in conversations with customers of the Business for the purpose of assisting Buyer in determining whether it will be able or given the opportunity to conduct the Business after the Closing with respect to such customers in the manner heretofore conducted by Seller or otherwise to qualify itself or its products or facilities for the purpose of so conducting the Business, and (vi) cooperate with Buyer and its authorized representatives and advisors in their investigation and examination of the Assets and the affairs of the Business. No investigation or receipt of information provided by or on behalf of Seller or review thereof by Buyer or its representatives or advisors shall diminish or obviate, or relieve Seller from, or affect Buyer's ability or right to rely on, any of the representations, warranties, covenants and agreements of Seller contained in this Agreement or the Transaction Documents.

     (b) If the Closing under this Agreement shall not occur, Buyer and Vesta Corporation shall keep confidential and not use or disclose to any party any confidential information acquired by Buyer or Vesta Corporation from Seller pursuant to this Section 7.1 or otherwise disclosed in connection with the negotiation of this Agreement, unless Seller shall give its written consent to the contrary; provided, however, that the foregoing obligations of confidentiality and non-use shall not apply to any information which (i) at the time of disclosure is, or thereafter becomes, available to the public through no breach of this Agreement by Buyer or Vesta Corporation; or (ii) was known to, or otherwise in the possession of, Buyer or Vesta Corporation prior to the receipt of such information from Seller; or (iii) is obtained by Buyer or Vesta Corporation from a source other than Seller and other than one who would be breaching a commitment of confidentiality to Seller by disclosing the information to Buyer or Vesta Corporation; or (iv) is developed by Buyer or Vesta Corporation or its Affiliates independently of Seller's confidential information; or (v) is required to be disclosed by Buyer or Vesta Corporation in connection with a pending Claim; and, provided further, that in the event Buyer or Vesta Corporation becomes required in connection with a pending Claim to disclose any of the information acquired from Seller in connection with this Agreement, then Buyer or Vesta Corporation shall provide Seller with reasonable notice so that Seller may seek a court order protecting against or limiting such disclosure or any other appropriate remedy; and in the event such protective order or other remedy is not sought, or is sought but not obtained, Buyer or Vesta Corporation shall furnish only that portion of the information which is required and shall endeavor, at Seller's expense, to obtain a protective order or other assurance that the portion of the information furnished by Buyer or Vesta Corporation will be accorded confidential treatment.

     7.2  ASSIGNMENT OF CONTRACTS

     If any Contract constituting any of the Assets is not assignable by Seller to Buyer without the consent of a third party, or will not continue in effect after the Closing, then Seller shall use commercially reasonable efforts to provide Buyer with such third-party consent prior to the Closing Date to the satisfaction of Buyer (but if Seller's assignment or attempted assignment of any such Contract prior to obtaining the third-party consent would constitute a breach of such Contract, then such assignment or attempted assignment shall not be or be deemed effective unless and until the third-party consent is obtained). For any licenses associated with the Contracts listed on Part A of SCHEDULE ANNEX 5.14(E) of the Disclosure Memorandum for which consent is not obtained prior to the Closing, Seller shall, at Seller's expense, use commercially reasonable efforts to provide Buyer with such third-party consents as soon as practicable after the Closing Date. For the avoidance of doubt, nothing in this
Section 7.2 or Section 10.1 shall obligate the Seller to obtain consent with regards to the transfer of licenses associated with the Contracts listed in Part B of SCHEDULE ANNEX 5.14(E).

     Until Buyer's receipt of any such consent not obtained as of the Closing, Seller and Buyer shall reasonably cooperate so that Buyer shall enjoy the benefits and rights of Seller under any such Contract and Buyer shall be responsible for the obligations arising thereunder after the date hereof pursuant to the express terms of such Contract in the ordinary course of business; provided, however, that, with respect to the licenses associated with each Contract listed on Part A of SCHEDULE ANNEX 5.14(E) of the Disclosure Memorandum, if, prior to (a) Seller's obtaining the related consent for assignment of such Contract to Buyer and (b) assignment of such Contract to Buyer, Seller fails to provide to Buyer the benefits and rights of Seller under such Contract (as such benefits and rights are determined prior to the Closing), Seller shall, to extent such license is still required for purposes of the Business, promptly pay to Buyer the amount indicated in Part A of SCHEDULE ANNEX 5.14(E) of the Disclosure Memorandum as the estimated per copy license fee applicable to such Contract for each copy licensed by Seller immediately prior to the Closing. Seller agrees to be solely responsible for any other obligations or liabilities arising under or related to such Contract prior to receipt of such consent.

     7.3  CONDUCT OF BUSINESS PRIOR TO CLOSING

     Except for actions taken with the prior written consent of Buyer, from the date of this Agreement until the Closing Date, Seller shall conduct the Business in the ordinary course consistent with Seller's past practice, Seller shall not take or permit to exist any action or condition specified in Sections 5.6(a) through 5.6(k), and Seller shall:

     (a) use commercially reasonable efforts to maintain the Business intact, to market, promote, sell and distribute the Products of the Business consistently with Seller's past practice, and to preserve the goodwill of the Business and present relationships with the customers and suppliers of the Business and others with whom the Business has business relations;

     (b) maintain the improvements and machinery and equipment constituting any of the Assets in good operating condition and repair (ordinary wear and tear excepted);

     (c) meet the contractual obligations of the Business and perform and pay its obligations as they mature, and conduct its accounts receivable collection efforts relating to the Business, in each case in the ordinary course of business;

     (d) make payments and filings required to continue the Intellectual Property and continue to prosecute and maintain all pending applications therefor in all jurisdictions in which such applications are pending;

     (e) comply with all Judgments, all Laws and all Permits applicable to the conduct of the Business or the ownership or operation of the Assets or the Facilities, and maintain and prosecute applications for such Permits and pay all Taxes, assessments and other charges applicable thereto;

     (f) promptly advise Buyer in writing of the occurrence of any Material Adverse Effect or of any change, condition or event that could reasonably be expected to result in a Material Adverse Effect;

     (g) not take any action, or omit to take any action, that would result in any of Seller's representations and warranties made herein being materially inaccurate at the time of such action or omission as if made at and as of such time;

     (h) give notice to Buyer promptly upon becoming aware of any material inaccuracy of any of Seller's representations or warranties made herein or in the Disclosure Memorandum or of any event or state of facts that would result in any such representation or warranty being materially inaccurate at the time of such event or state of facts as if made at and as of such time (any such notice to describe such material inaccuracy, event or state of facts in reasonable detail);

     (i) not solicit, approach or furnish information to any prospective buyer, or negotiate with any third party concerning the sale or transfer of any of the Assets, the Business or any part thereof, whether any of such actions are taken directly or indirectly, through a director, officer, employee or other representative or otherwise; and

     (j) immediately notify Buyer regarding any contact between Seller or any of its directors, officers, employees or any other representative and any other Person or any offer, proposal or inquiry regarding any sale or transfer described in Section 7.3(i).

     7.4  EMPLOYEES

     (a) Unless otherwise agreed by Seller and Buyer or Vesta Corporation, Buyer or Vesta Corporation will offer employment on an "at-will" basis to those employees of Seller set forth on SCHEDULE 7.4 (which Schedule Buyer shall provide to Seller prior to or at the Closing) (the "OFFEREE EMPLOYEES"), with such employment to become effective immediately after the Closing, unless otherwise set forth on SCHEDULE 7.4. Seller shall use commercially reasonable efforts to assist Buyer and Vesta Corporation in their efforts to hire the Offeree Employees and, prior to the Closing, shall release those employees who accept employment with Buyer or Vesta Corporation from their obligations under any non-competition or confidentiality agreement in favor of Seller, to the extent necessary to allow them to be employed by Buyer or Vesta Corporation. Nothing contained herein shall require (or be deemed to require) Buyer or Vesta Corporation to continue after the Closing Date (i) the employment of any employee of Seller employed by Buyer or Vesta Corporation after the Closing or
(ii) the salary or benefits paid or provided to any such employee.

     (b) On the Closing Date Seller shall pay all current liabilities owing as of the Closing Date to employees who accept employment with Buyer or Vesta Corporation, including, without limitation, any and all accrued vacation and sick time and bonuses.

     (c) Seller agrees and acknowledges that the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which it is a part (the "SELLING GROUP") will continue to offer a group health plan to employees after the Closing Date and, accordingly, that Seller and the Selling Group will be solely responsible for providing continuation coverage in accordance with
Section 4980B(f) of the Code ("COBRA"), to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement (collectively, the "M&A QUALIFIED BENEFICIARIES"). Seller and the Selling Group shall indemnify, defend and hold harmless Buyer and the buying group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(b)) for, from and against any and all Losses relating to, arising out of, or resulting from any and all COBRA obligations, liabilities and claims related to M&A Qualified Beneficiaries. Seller and the Selling Group further agree and acknowledge that in the event that the Selling Group ceases to provide any group health plan to any employee prior to the expiration of the continuation coverage period for all M&A Qualified Beneficiaries (pursuant to Treasury Regulation Section 54.4980B-9, Q&A-8(c)), then Seller or a member of the Selling Group shall provide Buyer with
(i) written notice of such cessation as far in advance of such cessation as is reasonably practicable (and in any event, at least thirty (30) days prior to such cessation), and (ii) all information necessary or appropriate to enable Buyer to offer continuation coverage to such M&A Qualified Beneficiaries if Buyer determines it is legally obligated to do so.

     7.5  COVENANTS TO SATISFY CONDITIONS

     Each party shall proceed with all reasonable diligence and use commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent to the other party's obligation to purchase or sell the Assets that are set forth in Section 8 or 9, as the case may be; provided, however, that this provision shall not impose upon any party any obligation to incur unreasonable expenses under the circumstances in order to fulfill any condition contained in such Sections.

     7.6  PRE-CLOSING ACCOUNTS RECEIVABLE

     Seller agrees that, without the prior written consent of Buyer, it will not transfer to a third party or engage a collection agent to collect any accounts receivable arising from transactions relating to the Business that have occurred prior to the date hereof or that occur prior to the Closing.

8.   CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

     The obligation of Buyer to purchase the Assets and assume the Assumed Liabilities at the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by Buyer:

     8.1  NO INJUNCTION OR LITIGATION

     As of the Closing Date, there shall not be any Claim or Judgment of any nature or type threatened, pending or made by or before any Governmental Body that questions or challenges the lawfulness of the transactions contemplated by this Agreement or the Transaction Documents under any Law or seeks to delay, restrain or prevent such transactions.

     8.2  REPRESENTATIONS, WARRANTIES AND COVENANTS

     (a) The representations and warranties of Seller made in this Agreement and the other Transaction Documents (i) that are qualified by materiality shall be true, complete and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, and (ii) that are not qualified by materiality shall be true, complete and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date;

     (b) Seller shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed and complied with by it on or prior to the Closing Date; and

     (c) Seller shall have delivered to Buyer a certificate dated the Closing Date to the foregoing effects, signed by a duly authorized executive officer of Seller.

     8.3  NO MATERIAL ADVERSE EFFECT

     From January 1, 2007 to the Closing Date, there shall not have occurred any Material Adverse Effect, and Seller shall have no Knowledge of any change, condition or event that could reasonably be expected to result in a Material Adverse Effect; and Seller shall have delivered to Buyer a certificate dated the Closing Date to the foregoing effects signed by a duly authorized executive officer of Seller.

     8.4  CONSENTS AND APPROVALS

     Any authorizations of Seller's stockholders required for the consummation of the transactions contemplated by this Agreement and the Transaction Documents shall have been obtained and shall be in full force and effect. All consents, approvals or authorizations of, or declarations, filings or registrations with, all Governmental Bodies required for the consummation of the transactions contemplated by this Agreement and the Transaction Documents shall have been obtained or made on terms satisfactory to Buyer, in its sole discretion, and shall be in full force and effect. Without limiting the generality of the foregoing, all consents, approvals and authorizations necessary for the transfer to Buyer of all Permits of all Governmental Bodies held by Seller with respect to the Business, as listed in SCHEDULE 2.1.4 to the Disclosure Memorandum, shall have been obtained and such consents, approvals and authorizations shall be in full force and effect or shall, in Buyer's reasonable judgment, be obtainable after the Closing Date upon compliance with applicable recording, registration or filing procedures and without additional liability to Buyer. Buyer shall have been granted all Permits of all Governmental Bodies substantially equivalent to those held by Seller with respect to the Business, as listed in Schedule 2.1.4 to the Disclosure Memorandum, without having to accept any significantly more burdensome conditions than are now imposed on Seller under such Permits. Furthermore, except as set forth on SCHEDULE 5.4, all consents, approvals or authorizations of any other third parties required for the consummation of the transactions contemplated by this Agreement and the Transaction Documents, including, without limitation, all consents of any third parties required for the assignment to Buyer of any Contracts that constitute any of the Assets and the continuation in effect of such Contracts following the Closing and such assignment, and all Permits (including but not limited to all certifications, endorsements and qualifications) of any third parties required in connection with the conduct by Buyer of the Business following the Closing in the manner heretofore conducted by Seller, shall have been obtained on terms satisfactory to Buyer, in its sole discretion, and shall be in full force and effect. In addition, the originals of all the consents, approvals, authorizations and Permits referenced in this Section 8.4 shall have been delivered to Buyer.

     8.5  TAXES

     All Taxes and other assessments applicable to the Assets or the Business that are due and owing as of the Closing Date shall have been paid, except for Taxes and assessments to be apportioned between the parties as of the Closing pursuant to Section 11.3 or paid pursuant to Section 11.1.

     8.6  DELIVERY OF DOCUMENTS AND BUSINESS SOFTWARE

     Seller shall deliver the following documents, agreements and other items to Buyer at the Closing, and the delivery of each shall be a condition to Buyer's performance of its obligations to be performed at the Closing:

     (a) a counterpart of the Bill of Sale executed by Seller;

     (b) a counterpart of the Assumption Agreement executed by Seller;

     (c) Lease Assignment and Assumptions, each in substantially the form of
EXHIBIT 8.6(C), duly executed by all parties thereto (other than Buyer) with respect to the Leased Real Property;

     (d) executed counterparts of one or more Assignments of Trademarks in substantially the form of EXHIBIT 8.6(D) hereto covering each of the trademarks described in SCHEDULE 2.1.1 to the Disclosure Memorandum, in due form for recordation with the appropriate Governmental Body;

     (e) executed counterparts of one or more Assignments of Patents in the form of EXHIBIT 8.6(E) covering each of the patents and patent applications described in SCHEDULE 2.1.1 to the Disclosure Memorandum, in due form for recordation with the appropriate Governmental Body;

     (f) any and all certificates of title relating to Personal Property included within the Assets;

     (g) one master copy of all the Business Software in both source and object code formats, including, without limitation, source and object code formats for
(i) all versions of the Business Software that Seller is obligated to support and maintain as of the Closing Date and (ii) prior releases of the Business Software that Seller has in its possession that are not currently supported or maintained by Seller, together with all access codes, login IDs, activation keys and similar items required to use the Business Software in all applicable environments;

     (h) an executed Certificate of Non-Foreign Status in accordance with Treasury Regulations Section 1.1445-2; and

     (i) a Transition Services Agreement, in substantially the form of EXHIBIT 8.6(I), duly executed by Seller.

     8.7  SATISFACTION OF CONDITIONS

     All agreements and other documents required to be delivered by Seller hereunder on or prior to the Closing Date shall be satisfactory in the reasonable judgment of Buyer and its counsel. Buyer shall have received such other agreements, documents and information as it may reasonably request in order to establish satisfaction of the conditions set forth in this Section 8.

9.   CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     The obligation of Seller to sell the Assets to Buyer at the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by Seller:

     9.1  NO INJUNCTION OR LITIGATION

     As of the Closing Date, there shall not be any Claim or Judgment of any nature or type threatened, pending or made by or before any Governmental Body that questions or challenges the lawfulness of the transactions contemplated by this Agreement or the Transaction Documents under any Law or seeks to delay, restrain or prevent such transactions.

     9.2  REPRESENTATIONS, WARRANTIES AND COVENANTS

     (a) The representations and warranties of Buyer and Vesta Corporation made in this Agreement or in the Transaction Documents shall be true, complete and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date;

     (b) Buyer and Vesta Corporation shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed and complied with by it on or prior to the Closing Date; and

     (c) Each of Buyer and Vesta Corporation shall have delivered to Seller a certificate dated the Closing Date to the foregoing effects signed by a duly authorized executive officer of Buyer.

     9.3  DELIVERY OF DOCUMENTS

     Buyer shall have executed and delivered to Seller the Bill of Sale, the Assumption Agreement and, for each of the Leased Real Property parcels, Lease Assignment and Assumptions, substantially in the forms of EXHIBITS 2.5(A), 2.5(B) and 8.6(C), respectively.

     9.4  SATISFACTION OF CONDITIONS

     All agreements and other documents required to be delivered by Buyer and by Vesta Corporation hereunder on or prior to the Closing Date shall be satisfactory in the reasonable judgment of Seller and its counsel. Seller shall have received such other agreements, documents and information as it may reasonably request in order to establish satisfaction of the conditions set forth in this Section 9.

     9.5  CONSENTS AND APPROVALS

     All material consents, approvals or authorizations of, or declarations, filings or registrations with, all Governmental Bodies required for the consummation of the transactions contemplated by this Agreement and the Transaction Documents shall have been obtained and shall be in full force and effect. Furthermore, except as set forth on SCHEDULE 5.4 of the Disclosure Memorandum, all material consents, approvals or authorizations of any other third parties required for the consummation of the transactions contemplated by this Agreement and the Transaction Documents, including, without limitation, all consents of any third parties required for the assignment to Buyer of any Contracts or Permits that constitute any of the Assets shall have been obtained and shall be in full force and effect. To the extent that any of the Assets to be transferred to the Buyer on the Closing, or any claim, right or benefit arising under or resulting from such Assets (collectively, the "RIGHTS") is not capable of being transferred without the approval, consent or waiver of any third person, or if the transfer of a Right would constitute a breach of any obligation under, or a violation of, any applicable law unless the approval, consent or waiver of a third person is obtained, then, except as expressly otherwise provided in this Agreement and without limiting the rights and remedies of Buyer contained elsewhere in this Agreement, this Agreement shall not constitute an agreement to transfer such Rights unless and until such approval, consent or waiver has been obtained.

10.  CERTAIN POST-CLOSING COVENANTS

     10.1 FURTHER ASSURANCES

     For a period of two years after the Closing Date, Seller shall from time to time at Buyer's request execute and deliver, or cause to be executed and delivered, such further instruments of conveyance, assignment and transfer or other documents, and perform such further acts and obtain such further consents, approvals and authorizations, as Buyer may reasonably require in order to fully effect the conveyance and transfer to Buyer of, or perfect Buyer's right, title and interest in, any of the Assets, to assist Buyer in obtaining possession of any of the Assets, or to otherwise comply with the provisions of this Agreement and consummate the transactions contemplated by this Agreement and the Transaction Documents including, without limitation, obtaining at Seller's expense those third party consents and assignments specifically identified in Part A of SCHEDULE 5.14(E) of the Disclosure Memorandum as consents and assignments to be delivered after the Closing.

     10.2 BOOKS AND RECORDS

     Within ten Business Days after the Closing, Seller shall deliver to Buyer
(a) all of the technical information and data and other Intellectual Property rights to be transferred hereunder (including, without limitation, all of the assets referenced in Section 2.1.1) which have been reduced to writing, (b) except as set forth on SCHEDULE 5.14(B), all of the original Contracts referenced in Section 2.1.5, (c) all of the books and records referenced in
Section 2.1.7, and (d) all of Seller's information and materials referenced in
Section 2.1.8.

     10.3 SERVICES REQUESTS AND PRODUCT ORDERS

     Seller shall promptly forward to Buyer all requests for services and orders for Products, and other inquiries from customers or prospective customers of the Business that are received by Seller within one year after the Closing Date.

     10.4 WARRANTY CLAIMS

     Seller shall promptly notify Buyer of all warranty claims, and other warranty-related inquiries from customers or former customers received by Seller after the Closing Date in regard to services rendered or products sold on or prior to the Closing Date.

     10.5 POST-CLOSING COOPERATION

     For a period of two years after the Closing Date, each party shall provide the other party with such reasonable assistance (without charge) as may be requested by the other party in connection with any Claim or audit of any kind or nature whatsoever or the preparation of any response, demand, inquiry, filing, disclosure or the like (including, without limitation, any tax return or form) relating to the Assets, the Assumed Liabilities or the Business. Such assistance shall include, but not be limited to, permitting the party requesting assistance to have reasonable access to the employees, books and records of the other party.

     10.6 PAYMENT OF BUSINESS EXCLUDED LIABILITIES

     After the Closing Date, Seller shall pay when due the Excluded Assets that relate to the Business.

     10.7 CUSTOMER PAYMENTS

     (a) No later than March 16, 2007, Seller shall deliver to Buyer a true and complete list and accounting of all services rendered by Seller to customers of the Business for which invoices were not issued on or prior to the Closing Date. Buyer shall, in the ordinary course of the Business, issue to customers of the Business invoices for services indicated on the list provided to Buyer pursuant to this Section 10.7. Such invoices may also cover services rendered by Buyer following the Closing. Upon receipt of any payments relating to such invoices and services rendered by Seller prior to the Closing, Buyer shall promptly pay to Seller an amount equal to such payments.

     (b) Seller shall promptly pay to Buyer any payments it receives relating to services rendered by Buyer following the Closing.

     10.8 DATA MANAGEMENT.

     In connection with the sale of the Assets hereunder (but without such data and information constituting Assets), Seller has provided Buyer and Vesta Corporation with data and information ("DATA") as described on SCHEDULE 10.8 of the Disclosure Memorandum. Such Data shall be stored, maintained and used by Buyer on behalf of Seller only as described in SCHEDULE 10.8 of the Disclosure Memorandum. After the Closing, Buyer and Vesta Corporation shall use commercially reasonably efforts, at Seller's expense, to assist Seller with respect to the Data as described in SCHEDULE 10.8 of the Disclosure Memorandum.

     10.9 CONFIDENTIALITY OBLIGATIONS OF BUYER FOLLOWING THE CLOSING.

     From and after the Closing, Buyer and Vesta Corporation shall not disclose or cause to be disclosed in any manner any Seller Confidential Information (as hereinafter defined) or any part thereof, to any Person, or use or permit the use of any Seller Confidential Information on its own behalf or for the benefit of others, for any reason or purpose, except as otherwise set forth in this Agreement, without the express prior written consent of the Seller. For purposes of this Agreement, "SELLER CONFIDENTIAL INFORMATION" shall mean any written, unwritten or electronic information relating to the Excluded Liabilities, Excluded Assets or Data; provided, however, that "Seller Confidential Information" shall not include information which: (i) is now, or hereafter becomes, through no act on the part of the Buyer or Vesta Corporation, generally known or available to the public; or (ii) is required to be disclosed by the Buyer or Vesta Corporation by judicial action after all reasonably available legal remedies to maintain the confidentiality of such information have been exhausted at Seller's expense.

11.  TAXES AND COSTS; APPORTIONMENTS

     11.1 TRANSFER TAXES

     Seller shall be responsible for the payment of all transfer, sales and use and documentary taxes, filing and recordation fees and similar charges relating to the sale or transfer of the Assets hereunder. Buyer shall furnish Seller with any necessary certificates of Tax exemption. The parties shall cooperate with each other to minimize any such Taxes.

     11.2 TRANSACTION COSTS

     Each party shall be responsible for its own costs and expenses incurred in connection with the preparation, negotiation and delivery of this Agreement and the Transaction

Documents, including but not limited to attorneys', accountants' and brokers' fees and expenses.

     11.3 APPORTIONMENTS

     Any and all personal property taxes, assessments, lease rentals, prepaid items, unbilled receivables, open purchase orders, and other charges applicable to the Assets will be pro-rated to the Closing Date, and shall be allocated between the parties by adjustment at the Closing, or as soon thereafter as the parties may agree. All such taxes shall be allocated on the basis of the fiscal year of the tax jurisdiction in question. Any security deposits relating to the Assets shall be transferred to Buyer at the Closing and the Purchase Price shall be increased by the amount thereof.

     11.4 EMPLOYMENT TAXES

     Seller shall prepare and furnish to each of the Offeree Employees employed by Buyer following the Closing a Form W-2 that shall reflect all wages and compensation paid to such employee for such portion of the calendar year preceding the Closing Date in which such employee was in fact employed by Seller, and shall file with the Social Security Administration Forms W-2 (Copy
A) that report all wages and compensation in fact paid by Seller with respect to such employees. Buyer shall prepare and furnish to each of the Offeree Employees employed by Buyer following the Closing a Form W-2 that shall reflect all wages and compensation paid to such employee for such portion of the calendar year following the Closing Date in which such employee is in fact employed by Buyer, and shall file with the Social Security Administration Forms W-2 (Copy A) that report all wages and compensation in fact paid by Buyer with respect to such employees. Buyer will obtain new Forms W-4 and W-5, as applicable, from each of the Offeree Employees employed by Buyer following the Closing Date. It is the intent of the parties hereunder that the obligations of Buyer and the Seller under this Section 11.4 shall be carried out in accordance with Section 4 of Revenue Procedure 2004-53.

12.  COVENANTS NOT TO COMPETE

     12.1 COVENANTS

     In consideration of the payment of a portion of the Purchase Price, as described in Section 3.3, to the covenants set forth in this Section, Seller covenants and agrees as follows:

     (a) During the three-year period commencing on the Closing Date, Seller shall not engage in any Restricted Activities (as such term is defined below), whether directly or indirectly, for its account or otherwise, or as a shareholder, owner, partner, manager, member, principal, agent, joint venturer, consultant, advisor, franchisor or franchisee, independent contractor or otherwise, in, with or of any Person that engages directly or indirectly in any Restricted Activities. As used herein, "RESTRICTED ACTIVITIES" shall mean the following types of activities relating to or contemplated by the Business as of the Closing, which Restricted Activities are conducted anywhere in the world: transaction processing services for consumer credit qualification and service activation. Subject to Sections 12.1(b) and (c) below, nothing contained herein shall prohibit Seller from being acquired by any Person even if such Person is engaged in the Restricted Activities, whether by asset or stock purchase, merger, consolidation or otherwise, or in any manner inhibit or limit an acquiring Person or any of its Affiliates from making any further acquisitions in the Restricted Activities after the consummation of such acquisition.

     (b) During the three-year period commencing on the Closing Date, Seller shall not, directly or indirectly, hire, or solicit or encourage to leave the employment of Buyer or any of its Affiliates, any TDS Employee hired by Buyer or its Affiliates, or any employee of Buyer or its Affiliates, or have any arrangement (financial, consulting or otherwise) with any such individual.

     (c) During the three-year period commencing on the Closing Date, Seller shall not, directly or indirectly, solicit, direct, encourage, induce or in any way divert any customer of the Business to terminate such customer's relationship with the Business or Buyer or to do business with any competitive business.

     12.2 MINOR INVESTMENTS

     Notwithstanding the provisions of Section 12.1(a) above, Seller may at any time own in the aggregate, directly or indirectly, for investment purposes only, 5% or less of any class of securities of any entity engaged in any Restricted Activities traded on any national securities exchange.

     12.3 REMEDIES

     Seller acknowledges that compliance with the provisions of this Section 12 is necessary and proper to preserve and protect the Assets acquired by Buyer under this Agreement and to assure that the parties receive the benefits intended to be conveyed pursuant to this Agreement. Seller agrees that any failure by Seller or any of its Affiliates to comply with the provisions of this
Section 12 shall entitle Buyer and its Affiliates, in addition to such other relief and remedies as may be available, to equitable relief, including, without limitation, the remedy of injunction. Resort to any remedy shall not prevent the concurrent or subsequent employment of any other remedy, or preclude the recovery by Buyer and its Affiliates of monetary damages and compensation.

13.  SURVIVAL AND INDEMNIFICATION

     13.1 SURVIVAL

     All representations and warranties of Seller and Buyer contained in this Agreement or in the Transaction Documents or in any certificate delivered pursuant hereto or thereto shall survive the Closing for a period of one year after the Closing Date (provided, however, that Sections 5.2 (Corporate Authority), 5.7 (Taxes) and 5.8(b) (Property; Assets) shall survive until the expiration of the applicable statute of limitations, plus sixty (60) days, and Section 5.10 (Environmental and Safety Matters) shall survive for five years after the Closing Date), and shall not be deemed waived or otherwise affected by any investigation made or any Knowledge acquired with respect thereto. The covenants and agreements of Seller and Buyer contained in Sections 3.2, 7.1(b), 7.2, 7.4(c), 7.6, 10, 11, 12 and 15 and this
Section 13 of this Agreement and in the Transaction Documents shall survive the Closing and shall continue until (i) all obligations with respect thereto shall have been performed, satisfied or waived or (ii) expire or have been terminated in accordance with their terms.

     13.2 INDEMNIFICATION BY SELLER

     From and after the Closing Date, Seller shall indemnify and hold Buyer and its Affiliates harmless from and against, and shall reimburse Buyer and its Affiliates for, any and all Losses arising out of or in connection with:

     (a) any inaccuracy in any representation or warranty made by Seller in this Agreement or in the Transaction Documents or in any certificate delivered pursuant hereto or thereto;

     (b) any failure by Seller to perform or comply with any covenant or agreement in this Agreement or in the Transaction Documents;

     (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person directly or indirectly with Seller or any of its officers, directors or employees in connection with any of the transactions contemplated by this Agreement or the Transaction Documents;

     (d) the conduct of the Business or the ownership or operation of the Assets or the Assumed Liabilities on or prior to the Closing; or

     (e) any Claim relating to any Excluded Assets or Excluded Liabilities.

     13.3 INDEMNIFICATION BY BUYER

     From and after the Closing Date, Buyer and Vesta Corporation, jointly and severally, shall indemnify and hold harmless Seller and its Affiliates from and against, and shall reimburse Seller and its Affiliates for, any and all Losses arising out of or in connection with:

     (a) any inaccuracy in any representation or warranty made by Buyer or Vesta Corporation in this Agreement or in the Transaction Documents or in any certificate delivered pursuant hereto or thereto;

     (b) any failure by Buyer or Vesta Corporation to perform or comply with any covenant or agreement in this Agreement or the Transaction Documents;

     (c) any Claim by any Person for brokerage or finders' fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person directly or indirectly with Buyer or Vesta Corporation or any of its officers, directors or employees in connection with any of the transactions contemplated by the Agreement or the Transaction Documents; or

     (d) the Assumed Liabilities or, to the extent relating exclusively to periods after the Closing, the conduct by Buyer of the Business or the ownership or operation by Buyer of the Assets.

     13.4 THRESHOLD AND TIME LIMITATIONS

     Neither party or its Affiliates shall be entitled to receive any indemnification payment with respect to Claims for indemnification made under
Section 13.2(a) or Sections 13.3(a), as the case may be, until the aggregate Losses that such party and its Affiliates would be otherwise entitled to receive indemnification for with respect to such Claims under all such relevant Sections exceed $50,000 (the "THRESHOLD"); provided, however, that once such aggregate Losses exceed the Threshold, such party and its Affiliates shall be entitled to receive indemnification payment for the aggregate Losses that they would be entitled to receive without regard to the Threshold; and, provided further, that Buyer or any of its Affiliates shall be entitled to indemnification for all Losses arising in connection with Sections 5.2 (Corporate Authority), 5.7 (Taxes) and 5.8(b) (Property; Assets), or 5.22 (Brokerage) or based upon a claim of fraud, in each case without regard to the Threshold, and Seller or any of its Affiliates shall be entitled to indemnification for all Losses arising in connection with Section 6.5 (Brokerage) or based upon a claim for fraud without regard to the Threshold. Furthermore, neither party or its Affiliates shall be entitled to assert any right of indemnification with respect to any Claim under
Section 13.2 or 13.3, as the case may be, of which neither such party or its Affiliates have given written notice to the other party on or prior to the end of the applicable survival period set forth in Section 13.1 above, except that if such party or its Affiliates have given written notice of any such Claim to the other party on or prior to the end of such survival period, then they shall continue to have the right to be indemnified with respect to such pending Claim, notwithstanding the expiration of such survival period. Notwithstanding anything to the contrary, except for Claims based upon fraud, the aggregate indemnification obligation of Seller under this Section 13 shall not exceed the Purchase Price.

     13.5 PROCEDURE

     (a) Any party hereto or any of its Affiliates seeking indemnification hereunder (in this context, the "INDEMNIFIED PARTY") shall notify the other party (in this context, the "INDEMNIFYING PARTY") in writing reasonably promptly after the assertion against the indemnified party of any Claim by a third party (a "THIRD-PARTY CLAIM") in respect of which the indemnified party intends to base a Claim for indemnification hereunder, but the failure or delay so to notify the indemnifying party shall not relieve the indemnifying party of any obligation or liability it may have to the indemnified party except to the extent, and only to the extent, that the indemnifying party demonstrates that its ability to defend or resolve such Third Party Claim is adversely affected thereby.

     (b) (i) Subject to the provisions of Section 13.5(c) below, the indemnifying party shall have the right, upon written notice given to the indemnified party within 30 days after receipt of the notice from the indemnified party of any Third Party Claim, to assume the defense or handling of such Third Party Claim, at the indemnifying party's sole expense, in which case the provisions of Section 13.5(b)(ii) below shall govern.

          (ii) The indemnifying party shall select counsel reasonably acceptable to the indemnified party in connection with conducting the defense or handling of such Third Party Claim, and the indemnifying party shall defend or handle the same in consultation with the indemnified party, and shall keep the indemnified party timely apprised of the status of such Third Party Claim. The indemnifying party shall not consent to any settlement or to the entry of any judgment with respect to any Third Party Claim which does not include a complete release of the indemnified party from all liability with respect thereto or which imposes any liability or obligation on the indemnified party without the prior written consent of the indemnified party The indemnified party shall cooperate with the indemnifying party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense. Notwithstanding the foregoing, in the event the indemnifying party fails to conduct the defense or handling of any Third Party Claim in good faith after having assumed such defense or handling, then the provisions of Section 13(c)(ii) below shall govern.

     (c) (i) If the indemnifying party does not give written notice to the indemnified party, within 30 days after receipt of the notice from the indemnified party of any Third Party Claim, of the indemnifying party's election to assume the defense or handling of such Third Party Claim, the provisions of
Section 13(c)(ii) below shall govern.

          (ii) The indemnified party may, at the indemnifying party's expense, select counsel in connection with conducting the defense or handling of such Third Party Claim and defend and handle such Third Party Claim in such manner as it may deem appropriate, provided, however, that the indemnified party shall keep the indemnifying party timely apprised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. If the indemnified party defends or handles such Third Party Claim, the indemnifying party shall cooperate with the indemnified party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

     (d) If the indemnified party intends to seek indemnification hereunder, other than for a Third Party Claim, then it shall notify the indemnifying party in writing within 90 days after its discovery of facts upon which it intends to base its Claim for indemnification hereunder, but the failure or delay so to notify the indemnifying party shall not relieve the indemnifying party of any obligation or liability that the indemnifying party may have to the indemnified party except to the extent, and only to the extent, that the indemnifying party demonstrates that the indemnifying party's ability to defend or resolve such Claim is adversely affected thereby.

     (e) The indemnified party may notify the indemnifying party with respect to a Claim even though the amount thereof plus the amount of other Claims previously notified by the indemnified party aggregate less than the Threshold.

     13.6 EXCLUSIVE REMEDY

     The sole recourse and exclusive remedy of the Buyer against the Seller and the for indemnifiable Claims, and the sole recourse and exclusive remedy of the Seller against the Buyer and Vesta Corporation for indemnifiable Claims, in each case arising out of this Agreement, the Transaction Documents or any certificate, instrument or document delivered in connection with this Agreement, or otherwise arising from the transactions contemplated hereby, whether in contract, tort or otherwise, shall be to assert indemnification as provided in this Section 13.

     In the event that any party or any of its Affiliates alleges that it is entitled to indemnification hereunder, and that its Claim is covered under more than one provision of this Section 13, such party or Affiliate shall be entitled to elect the provision or provisions under which it may bring a claim for indemnification.

     13.7 SPECIFIC PERFORMANCE

     The parties to this Agreement acknowledge that it may be impossible to measure in money the damages that a party would incur if any covenant or agreement contained in this Agreement were not performed in accordance with its terms and agree that each of the parties hereto shall be entitled to obtain an injunction to require specific performance of, and prevent any violation of the terms of, this Agreement, in addition to any other remedy available under this Agreement or applicable Law. In any such action specifically to enforce any provision of this Agreement, each party hereby waives any claim or defense therein that an adequate remedy at law or in damages exists.

14.  TERMINATION

     14.1 TERMINATION

     This Agreement may be terminated upon written notice given at any time before the Closing:

     (a) by the mutual written consent of Seller and Buyer;

     (b) by Seller or Buyer, if the Closing shall not have occurred prior to February 28, 2007 (the "EXPIRATION DATE"); provided, however, that the right to terminate this Agreement under this Section 14.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

     (c) by Seller, in the event of a material breach by Buyer of any representation, warranty, covenant or agreement of Buyer contained herein that has not been cured or is not curable by the Expiration Date; or

     (d) by Buyer, in the event of a material breach by Seller of any representation, warranty, covenant or agreement of Seller contained herein that has not been cured or is not curable by the Expiration Date.

     14.2 EFFECT OF TERMINATION

     In the event of the termination of this Agreement pursuant to Section 14.1 above, (a) each party shall return or destroy all documents containing confidential information of the other party (and, upon request, certify as to the return or destruction thereof), and (b) no party hereto shall have any liability or further obligation to the other party hereunder, except for liabilities or obligations relating to any willful breach by Seller or Buyer of any representation, warranty, covenant or agreement set forth herein.

15.  MISCELLANEOUS

     15.1 CONFIDENTIALITY OBLIGATIONS OF SELLER FOLLOWING THE CLOSING

     From and after the Closing, Seller shall not disclose or cause to be disclosed in any manner any Confidential Information (as hereinafter defined) or any part thereof, to any Person, or use or permit the use of any Confidential Information on its own behalf or for the benefit of others, for any reason or purpose, except as otherwise set forth in this Agreement, without the express prior written consent of the Buyer. For purposes of this Agreement, "CONFIDENTIAL INFORMATION" shall mean any written, unwritten or electronic information relating to the Business, the Assets or the Assumed Liabilities on or prior to the Closing Date, including, without limitation, its products, services, processes, equipment, customer lists, vendor lists, intellectual property, source code, know-how and trade secrets regardless of how such information was developed or acquired; provided, however, that "Confidential Information" shall not include information which: (i) had been published and was generally available to the public prior to the date of this Agreement; (ii) had been published and became generally available to the public after the date of this Agreement, unless such publication results from the breach of this Agreement by the Seller, (iii) is now, or hereafter becomes, through no act on the part of the Seller, generally known or available to the public; (iv) is hereafter rightfully furnished to the Seller by a third party without restriction and without any breach of this Agreement or any other confidentiality agreement by such third party; or (v) is required to be disclosed by the Seller by judicial action after all reasonably available legal remedies to maintain the confidentiality of such information have been exhausted at Buyer's expense.

     15.2 PUBLIC ANNOUNCEMENTS

     Each party agrees not to make any public announcement in regard to the transactions contemplated by this Agreement and the Transaction Documents without the other party's prior consent, except as may be required by law, in which case the parties shall use reasonable efforts to coordinate with each other with respect to the timing, form and content of such required disclosures.

     15.3 SEVERABILITY

     If any court determines that any part or provision of this Agreement is invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and shall be given full force and effect and remain binding upon the parties. Furthermore the court shall have the power to replace the invalid or unenforceable part or provision with a provision that accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner. Such replacement shall apply only with respect to the particular jurisdiction in which the adjudication is made. Without in any way limiting the generality of the foregoing, it is understood and agreed that this Section 15.3 shall apply to the provisions of Section 12 and that the provisions of Section 12, as they relate to each jurisdiction within their geographical scope, constitute separate and distinct covenants.

     15.4 MODIFICATION AND WAIVER

     This Agreement may not be amended or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, or in any way affect the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be deemed to be a waiver of any other or subsequent breach.

     15.5 NOTICES

     All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be sent by facsimile transmission, or mailed postage prepaid by first-class certified or registered mail, or by a nationally recognized express courier service, or hand-delivered, addressed as follows:

     if to Buyer:              Vesta Consumer Credit Services, Inc.
                               11950 SW Garden Place
                               Portland, OR 97223
                               Facsimile: (503) 790-2525
                               Attention: General Counsel

     with a copy to:           Perkins Coie LLP
                               1120 NW Couch Street, Tenth Floor
                               Portland, OR 97209
                               Facsimile: (503) 727-2222
                               Attention: David S. Matheson

     if to Seller:             Lightbridge, Inc.
                               30 Corporate Drive
                               Burlington, Massachusetts 01803
                               Facsimile: (781)359-4500
                               Attention: General Counsel

     with a copy to:           Foley Hoag LLP
                               Seaport World Trade Center West
                               155 Seaport Boulevard
                               Boston, Massachusetts 02210
                               Facsimile: (617)832-7000
                               Attention: John D. Patterson, Esq.

     if to Vesta Corporation   Vesta Corporation
                               11950 SW Garden Place
                               Portland, OR 97223
                               Facsimile: (503) 790-2525
                               Attention: General Counsel

     with a copy to:           Perkins Coie LLP
                               1120 NW Couch Street, Tenth Floor
                               Portland, OR 97209
                               Facsimile: (503) 727-2222
                               Attention: David S. Matheson

     Either party may change the persons or addresses to which any notices or other communications to it should be addressed by notifying the other party as provided above. Any notice or other communication, if addressed and sent, mailed or delivered as provided above, shall be deemed given or received three days after the date of mailing as indicated on the certified or registered mail receipt, or on the next business day if delivered by express courier service, or on the date of delivery if hand-delivered, or on the date of transmission if sent by facsimile transmission and received on or before 5:00 pm local time. Facsimile


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

transmissions received after 5:00 pm local time will be deemed given or received on the next business day after the date of transmission.

     15.6 ASSIGNMENT

     Neither Seller nor Buyer may assign any of its rights or obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, Buyer may assign its rights and obligations under this Agreement to any Affiliate of Buyer, and furthermore Buyer may assign its rights and obligations hereunder to any successor of Buyer in the conduct of the Business after the Closing; provided, however, that any such assignment by Buyer shall not relieve Buyer from its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Seller shall use commercially reasonable efforts to cause any acquirer of substantially all its assets to agree to be bound by its obligations hereunder as a condition to such acquisition. To the extent such acquirer does not agree to be bound by Seller's obligations under this Agreement, Seller and Buyer shall negotiate in good faith to provide assurance to Buyer that those obligations will be satisfied.

     15.7 CAPTIONS

     The captions and headings used in this Agreement have been inserted for convenience of reference only and shall not be considered part of this Agreement or be used in the interpretation thereof.

     15.8 ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, representations and statements, whether oral, written, implied or expressed, relating to such subject matter.

     15.9 NO THIRD-PARTY RIGHTS

     Nothing in this Agreement is intended, nor shall be construed, to confer upon any Person other than Buyer and Seller (and, to the extent expressly provided herein, their respective Affiliates) any right or remedy under or by reason of this Agreement or the Transaction Documents.

     15.10 COUNTERPARTS

     This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one agreement. To expedite the process of entering into this Agreement, the parties acknowledge that Transmitted Copies of this Agreement will be equivalent to original documents until such time as original documents are completely executed and delivered.

"TRANSMITTED COPIES" will mean copies that are reproduced or transmitted via photocopy, facsimile or other process of complete and accurate reproduction and transmission.

     15.11 GOVERNING LAW; JURISDICTION AND VENUE

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oregon as though made and to be fully performed in that State.

                [Remainder of This Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be duly executed by their respective representatives hereunto authorized as of the day and year first above written.

                                        LIGHTBRIDGE, INC.


                                        By: /s/ Timothy C. O'Brien
                                            ------------------------------------
                                        Name: Timothy C. O'Brien
                                        Title: Chief Financial Officer


                                        VESTA CONSUMER CREDIT SERVICES, INC.


                                        By: /s/ Douglas M. Fieldhouse
                                            ------------------------------------
                                        Name: Douglas M. Fieldhouse
                                        Title: President


                                        VESTA CORPORATION


                                        By: /s/ Douglas M. Fieldhouse
                                            ------------------------------------
                                        Name: Douglas M. Fieldhouse
                                        Title: President